SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE BOEING COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2006

Dear Shareholder:

I am pleased to invite you to attend the Company’s 2006 Annual Meeting of Shareholders, which will be held on Monday, May 1, 2006, beginning at 10:00 a.m., Central time, in Chicago, Illinois. We will meet at The Field Museum, which is located at 1400 South Lake Shore Drive in Chicago.

Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. The following items of business will be presented:

(1)	election of ten directors;

(2)	vote on three management proposals to (i) approve The Boeing Company Elected Officer Annual Incentive Plan, (ii) approve amendment of The Boeing Company 2003 Incentive Stock Plan, and (iii) approve amendments to the Company’s Certificate of Incorporation and By-Laws to eliminate certain supermajority voting requirements;

(3)	advisory vote on the appointment of the Company’s independent auditors; and

(4)	vote on five shareholder proposals, if they are presented.

Your Board of Directors recommends a vote for the election of the nominees for director, approval of The Boeing Company Elected Officer Annual Incentive Plan, approval of amendment of The Boeing Company 2003 Incentive Stock Plan, approval of amendments to the Company’s Certificate of Incorporation and By-laws to eliminate certain supermajority voting requirements and the advisory vote on the appointment of the Company’s independent auditors. The Board recommends a vote against each of the shareholder proposals. We will also report on the activities of the Company. You will have an opportunity to submit questions or comments on matters of interest to shareholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete the proxy card and return it promptly.

Very truly yours,

W. James McNerney, Jr.

Chairman of the Board, President and Chief Executive Officer

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS. Shareholders may elect to receive future distributions of proxy statements and annual reports by e-mail. To take advantage of this service, please see your proxy card and page 58 of this proxy statement for further information.

THE BOEING COMPANY

Boeing Corporate Headquarters

100 North Riverside Plaza, Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	Monday, May 1, 2006, 10:00 a.m., Central time. Registration will begin at 8:30 a.m. The Annual Meeting will begin at 10:00 a.m. and conclude at 12:00 p.m.

PLACE	The Field Museum, 1400 S. Lake Shore Drive, Chicago, Illinois 60605-2496.

AGENDA	1. Elect ten persons to the Board of Directors for one-year terms expiring in 2007.
2. Vote on management proposal to approve The Boeing Company Elected Officer Annual Incentive Plan.
3. Vote on management proposal to approve amendment of The Boeing Company 2003 Incentive Stock Plan.
4. Vote on management proposal to approve amendments to Certificate of Incorporation and By-Laws to eliminate certain supermajority vote requirements.
5. Cast an advisory vote on the appointment of Deloitte & Touche LLP as independent auditors.
6. Vote on shareholder proposal on human rights policies.
7. Vote on shareholder proposal on military contracts.
8. Vote on shareholder proposal on disclosure of charitable contributions.
9. Vote on shareholder proposal on majority voting for director elections.
10. Vote on shareholder proposal on independent board chairman.
11. Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a shareholder at the close of business on March 3, 2006.

MEETING ADMISSION	Registered Shareholders. An admission ticket is attached to your proxy card. If you received proxy materials via the Internet, you may print an admission ticket from the Internet voting site. Please bring the admission ticket with you to the meeting.

Beneficial Shareholders. Shareholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial shareholders table. In order to be admitted, beneficial shareholders must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of March 3, 2006. In order to vote at the meeting, beneficial shareholders must bring legal proxies, which they can obtain only from their brokers or banks.

In all cases, shareholders must bring photo identification to the meeting for admission.

VOTING BY	Registered Shareholders and Participants in Savings Plans. Please vote:
PROXY	1. By Toll-Free Telephone: Call l-800-652-VOTE (8683) to vote by phone;

2.   By Internet: Go to www.computershare.com/expressvote to vote on the Internet; or

3.   By Mail: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the Company’s 2006 Annual Meeting of Shareholders. We will begin distributing this proxy statement, a form of proxy and the 2005 Annual Report on or about March 24, 2006.

By Order of the Board of Directors

James C. Johnson

Corporate Secretary

i

THE BOEING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Monday, May 1, 2006

PROXIES AND VOTING AT THE MEETING

Holders of Boeing stock at the close of business on March 3, 2006 are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were approximately 800,957,914 shares of common stock outstanding and approximately 761,287,751 of those shares were eligible to vote. (The shares held in the ShareValue Trust for the Company’s ShareValue Plan are not entitled to vote, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 183,813 registered shareholders on the record date, and approximately 615,624 beneficial shareholders whose shares were held in “street name” through a broker or bank.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board recommends a vote FOR Items 1 through 5 and AGAINST Items 6 through 10.

The Board of Directors is not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

How to Vote

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Registered shareholders can vote by telephone, the Internet or mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders and savings plan participants may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website www.computershare.com/expressvote and voting by following the instructions provided on the website; or

(3)	Calling l-800-652-VOTE (8683) and voting by following the instructions provided on the phone line.

In order to vote via telephone or on the Internet, please have in front of you either your proxy card or, if you have consented to receive your materials electronically, your e-mail notification advising that materials are available online. A phone number and a website are contained on each of the documents. Upon entering either the phone number or the Internet address, you will be instructed on how to proceed.

Proxy cards will be sent to those persons having interests in Boeing stock through participation in the stock funds of the following Company benefit plans (“Plans”):

1.	The Boeing Company Voluntary Investment Plan
2.	BAO Voluntary Savings Plan
3.	Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation
4.	Rockwell Automation Retirement Savings Plan for Salaried Employees
5.	Rockwell Automation Retirement Savings Plan for Hourly Employees
6.	Rockwell Automation Retirement Savings Plan for Certain Employees

Plans 1 through 3 listed above are sponsored by Boeing and its subsidiaries for their employees. Plans 4 through 6 listed above are sponsored by Rockwell International Corporation for its employees (the “Rockwell Plans”), and the Company has no control over them and no responsibility for their administration.

Shares of Boeing stock held in the Plans (“Plan Shares”) are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and may not vote the Plan Shares directly at the Annual Meeting. However, Plan participants are allocated interests in the shares and may instruct the trustees how to vote such interests. The number of shares of Boeing stock shown on your proxy card includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. If you are a Plan participant, your proxy instructions must be received by the Plan trustee no later than midnight Eastern time on April 26, 2006.

The trustees will cast Plan Share votes according to the participants’ instructions. If no instructions are received, the trustees will vote the participants’ Plan Shares in accordance with the terms of the Plan, which are as follows: for Plans 1 through 3 listed above, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received unless contrary to ERISA, whereas the trustee for the Rockwell Plans will vote only those shares the participants voted.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

•	Delivering a written notice of revocation to the Corporate Secretary;

•	Delivering another proxy that is dated later than the original proxy;

•	Attending the Annual Meeting and giving notice of revocation to an Inspector of Election; or

•	Attending the Annual Meeting and voting by ballot.

Beneficial shareholders cannot revoke their proxies in person at the Annual Meeting because the actual shareholders of record, banks or brokers, will not be present. Beneficial shareholders wishing to change their votes after returning voting instructions to their banks or brokers should contact the banks or brokers directly.

Vote Required

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action. A plurality of votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. Only votes “for” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

With respect to each of the proposals other than the election of directors (i.e., Items 2-10), shareholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required under Delaware law for approval of Items 2-3 and Items 5-10. In addition to the Delaware law requirements, the rules of the New York Stock Exchange (“NYSE”) require approval by a majority of votes cast on Item 3, provided that the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal. A shareholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against Items 2-3 and Items 5-10. The affirmative vote of a majority of outstanding shares entitled to vote for the election of directors is required for approval of Item 4. Because approval is based on a threshold of a majority of all shares entitled to vote, an abstention will have the same effect as a vote against the proposal.

Under NYSE rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and Item 5, even if it does not receive voting instructions from you. Items 2-4, and 6-10 of this proxy statement are “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary items. Because broker non-votes are not counted as votes cast under the NYSE approval requirements, they could have an impact on satisfaction of the NYSE requirement that the total votes cast on Item 3 represent over 50% in interest of all securities entitled to vote on the proposal.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by the Company, which has retained Georgeson Shareholder Communications Inc. (“Georgeson”), 17 State Street, New York, New York 10004, to aid in the solicitation of proxies, for fees of approximately $15,000, plus additional expenses of approximately $110,000. Proxies may be solicited by personal interview, mail and telephone. Georgeson has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting. Final official results will be printed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 (available at www.sec.gov and www.boeing.com).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

ITEM 1.  ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL NOMINEES.

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company will be eleven, which number will be reduced to ten as of the Annual Meeting because Gen. Shalikashvili will retire when his term expires at the Annual Meeting. The Company is grateful to Gen. Shalikashvili for his six years of distinguished service on the Board.

Pursuant to the By-Laws, each director is elected annually to a one-year term. Directors are elected by a plurality of the votes cast. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement. Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. If any nominee is unable to serve, proxies will be voted for the election of such person as shall be designated by the Board of Directors unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors has proposed the ten nominees listed below for election as directors at the Annual Meeting with one-year terms expiring in 2007. Except as otherwise specified in a proxy, proxies will be voted for these nominees.

The Governance, Organization and Nominating Committee of the Board of Directors identifies and recommends to the Board the nominees to fill any vacancies on the Board and nominees to be proposed by the Board as candidates for election as directors. In general, the Governance, Organization and Nominating Committee works with a third-party search firm to identify potential candidates to sit on the Board of Directors. The Company’s newest director, William M. Daley, was initially suggested as a candidate by the Chairman and Chief Executive Officer of the Company. Mr. Daley met the Governance, Organization and Nominating Committee’s candidate criteria and was interviewed by representatives of the Company and the Board. Based on these interviews, Mr. Daley was selected by the Governance, Organization and Nominating Committee and approved by the Board. Mr. Daley was named a director by the Board effective February 26, 2006 and is standing for election for the first time. The Board has determined that each of the nominees for director meets the criteria for independence prescribed by the NYSE listing standards and has either no relationships with the Company (other than being a director and shareholder of the Company) or only immaterial relationships with the Company, except for W. James McNerney, Jr. who is not an independent director because he is President and Chief Executive Officer of the Company.

NOMINEES FOR DIRECTORS

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John H. Biggs	Former Chairman and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (“TIAA-CREF”). Mr. Biggs served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) from January 1993 until November 2002. Mr. Biggs is on the board of the following public company in addition to The Boeing Company: JP Morgan Chase & Co. He is also a director of the National Bureau of Economic Research, a trustee of Washington University in St. Louis, and is a member of the Advisory Council of the Public Company Accounting Oversight Board. He is Chair of the Audit Committee and a member of the Finance Committee.	69	1997

John E. Bryson	Chairman of the Board, President and Chief Executive Officer, Edison International. Mr. Bryson has served as Chairman of the Board, President and Chief Executive Officer of Edison International (electric power generator, distributor and structured finance provider), the parent company of Southern California Edison, since 1990. Mr. Bryson is on the board of the following public company in addition to The Boeing Company and Edison International: The Walt Disney Company. He is also a director/trustee in Western Asset Funds, Inc. Mr. Bryson is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	62	1995

Linda Z. Cook	Executive Director Gas & Power, Royal Dutch Shell plc. Ms. Cook was appointed Executive Director Gas & Power in October 2004, and Managing Director, Royal Dutch Petroleum Company, CEO Shell Gas & Power (integrated petroleum), in August 2004. Previously, she served as President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited from August 2003 until August 2004. She served as Chief Executive Officer for Shell Gas & Power from January 2000 through July 2003. She previously served as Director, Strategy & Business Development on the Shell Exploration & Production Global Executive Committee based in The Hague. Ms. Cook is a member of the Society of Petroleum Engineers. Ms. Cook is not on the board of any public company in addition to The Boeing Company and Royal Dutch Shell plc. She is a member of the Audit Committee and the Finance Committee.	47	2003

William M. Daley	Chairman of Midwest Region for JPMorgan Chase & Co. Mr. Daley has served as Chairman of Midwest region for JPMorgan Chase & Co. (banking and financial services) and on its Executive Committee and International Council since May 2004. He served as the U.S. Secretary of Commerce from January 1997 to June 2000. Mr. Daley served as president, SBC Communications, Inc. (diversified telecommunications) from December 2001 to May 2004. He was vice chairman of Evercore Capital Partners L.P. from January to November 2001. From June to December 2000, Mr. Daley served as chairman of Vice President Albert Gore’s 2000 presidential election campaign. Mr. Daley is on the boards of the following public companies in addition to The Boeing Company: Abbott Laboratories and Boston Properties, Inc. Mr. Daley is a member of the Finance Committee.	57	2006

Kenneth M. Duberstein	Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is on the boards of the following public companies in addition to The Boeing Company: ConocoPhillips, Fannie Mae, Mack-Cali Realty Corporation and St. Paul Travelers Companies. Mr. Duberstein is the Lead Director, Chair of the Compensation Committee and a member of the Governance, Organization and Nominating Committee.	61	1997

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John F. McDonnell	Retired Chairman, McDonnell Douglas Corporation. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997, and as its Chief Executive Officer from 1988 to 1994. Mr. McDonnell is on the board of the following public company in addition to The Boeing Company: Zoltek Companies, Inc. He is also a director of BJC Healthcare, chairman of the board of Barnes-Jewish Hospital and vice chairman of the board of Washington University. Mr. McDonnell is a member of the Compensation Committee and the Governance, Organization and Nominating Committee.	68	1997

W. James McNerney, Jr.	Chairman, President and Chief Executive Officer, The Boeing Company. Mr. McNerney has served as Chairman and Chief Executive Officer of the Boeing Company since July 1, 2005. Previously, he served four and a half years as Chairman and Chief Executive Officer of 3M Company (diversified technology). Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 until 2000. Mr. McNerney is on the board of the following public company in addition to The Boeing Company: The Procter & Gamble Company. He is also a member of various business and educational organizations. Mr. McNerney is a member of the Special Programs Committee.	56	2001

Richard D. Nanula	Chief Financial Officer, Amgen, Inc. Mr. Nanula has served as Chief Financial Officer of Amgen, Inc. (biotechnology) since August 2001 and as Executive Vice President since May 2001. He is a member of Amgen’s executive committee. Mr. Nanula served as Chairman and Chief Executive Officer at Broadband Sports Inc. (Internet media company) from 1999 until 2001. He served as President and Chief Operating Officer for Starwood Hotels and Resorts in New York from 1998 until 1999. He held a variety of executive positions at the Walt Disney Company from 1986 until 1998, including Senior Executive Vice President, Chief Financial Officer and President of Disney Stores Worldwide. Mr. Nanula is not on the board of any public company in addition to The Boeing Company. He is a member of the Audit Committee and the Finance Committee.	45	2005

Rozanne L. Ridgway	Former Assistant Secretary of State for Europe and Canada. Ms. Ridgway served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. Ms. Ridgway is on the boards of the following public companies in addition to The Boeing Company: 3M Company, Emerson Electric Company, Manpower Inc., and Sara Lee Corporation. She is also a director/trustee in three funds in the American Funds complex. Ms. Ridgway is the Chair of the Governance, Organization and Nominating Committee and a member of the Compensation Committee.	70	1992

Mike S. Zafirovski	Director, President and Chief Executive Officer, Nortel Networks Corporation. Mr. Zafirovski has served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) since November 2005. Previously, Mr. Zafirovski was President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 until January 2005. He was a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector of Motorola, Inc. from June 2000 until July 2002. Prior to joining Motorola, Mr. Zafirovski spent 24 years with General Electric Company, where he served in management positions, his most recent being President and CEO of GE Lighting from July 1999 to May 2000. Mr. Zafirovski is not on the board of any public company in addition to The Boeing Company and Nortel Networks Corporation. He is Chair of the Finance Committee and a member of the Audit Committee.	52	2004

BOARD MEMBERSHIP AND DIRECTOR INDEPENDENCE

The Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board and Board committees on which they sit, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and plants.

During 2005, the Board of Directors met ten times, having six regular meetings and four special meetings. Directors as a group attended 94% of the Board meetings. The committees of the Board of Directors held a total of 37 meetings. Directors as a group attended 95% of the Committee meetings. Each director attended at least 81% of the meetings of the Board and the committees on which he or she served, except, due to health issues, John M. Shalikashvili, who attended 72% of the meetings of the Board and the committees on which he served. Each director is expected to attend the Company’s annual meeting of shareholders. Last year, all directors attended the annual meeting of shareholders, except Rozanne L. Ridgway and Gen. Shalikashvili due to health issues.

The Board of Directors has adopted the following Director Independence Standards to assist in determining whether a director does not have material relationships with the Company and thereby qualifies as independent.

To be considered “independent” the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with the Company other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with the Company). In each case, the Board broadly considers all relevant facts and circumstances.

A director will not be deemed to be “independent” if, within the preceding three years:

(a) the director was employed by the Company or any of its direct or indirect subsidiaries;

(b) an immediate family member of the director was employed by the Company as an executive officer;

(c) the director, or an immediate family member, is a current partner of a firm that is the Company’s internal or external auditor or within the last three years (but no longer) was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d) the director is a current employee of the Company’s internal or external auditor;

(e) an immediate family member of the director is a current employee of the Company’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(f) a director, or an immediate family member, received more than $100,000 annually in direct compensation from the Company, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service;

(g) a director was employed as an executive officer of another company where any of the Company’s current executives serve on that company’s compensation committee;

(h) an immediate family member of the director was employed as an executive officer of another company where any of the Company’s current executives serve on that company’s compensation committee;

(i) a director was an executive officer or an employee of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any single fiscal year $1,000,000 or 2% of that company’s consolidated gross revenues, whichever is greater; or

(j) an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services in an amount that exceeds in any single fiscal year $1,000,000 or 2% of that company’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such director’s home; however, it does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren.

The Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence:

(a) a director serves as an employee of an organization that has purchased property or services from the Company, or provided property or services for the Company, if (i) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s, or the Company’s, consolidated gross revenues in each of the past three fiscal years and are not expected to exceed this threshold in 2006 and (ii) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of either the organization or the Company, or

(b) a director’s service as an executive officer of a not-for-profit organization if, within the preceding three years, the Company’s charitable contributions to the organization in any single fiscal year, in the aggregate, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

The Board of Directors will review all commercial and charitable relationships of directors on an annual basis.

The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor to consider.

Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board of Directors. For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who themselves satisfy the independence guidelines.

The Board has reviewed the relationships between the Company and each of its directors and has determined that John H. Biggs, John E. Bryson, Linda Z. Cook, William M. Daley, Kenneth M. Duberstein, John F. McDonnell, Richard D. Nanula, Rozanne L. Ridgway, John M. Shalikashvili and Mike S. Zafirovski are independent under the NYSE “independent director” listing standards and the Company’s Director Independence Standards and have either no relationships with the Company (other than being a director and shareholder of the Company) or only immaterial relationships with the Company. W. James McNerney, Jr. is not an independent director because he is President and Chief Executive Officer of the Company.

COMMITTEE MEMBERSHIP

Pursuant to the By-Laws, the Board of Directors has established the following standing committees: Audit, Compensation, Governance, Organization and Nominating, Finance, and Special Programs. All the members of each of these standing committees other than the Special Programs Committee meet the criteria for independence prescribed by the NYSE. Membership of the standing committees is determined at the organizational meeting of the Board in conjunction with the annual meeting. Adjustments to committee assignments may be made as of that date or such other date as the Board deems appropriate.

Membership of each committee is as follows, with committee chairpersons listed first.

Audit	Compensation	Governance, Organization and Nominating
John H. Biggs	Kenneth M. Duberstein	Rozanne L. Ridgway
Linda Z. Cook	John E. Bryson	John E. Bryson
Richard D. Nanula	John F. McDonnell	Kenneth M. Duberstein
John M. Shalikashvili*	Rozanne L. Ridgway	John F. McDonnell
Mike S. Zafirovski

Finance	Special Programs
Mike S. Zafirovski	John M. Shalikashvili*
John H. Biggs	W. James McNerney, Jr.
Linda Z. Cook
William M. Daley
Richard D. Nanula
John M. Shalikashvili*

*	Gen. Shalikashvili will retire when his term expires at the 2006 Annual Meeting.

The Board of Directors has adopted a written charter for each committee. Shareholders may access a copy of each committee’s charter on the Company’s website at www.boeing.com/corp_gov/index.html. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	11 meetings in 2005

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and the independent auditor. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed necessary to perform its duties and responsibilities.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom are not members of management and meet the applicable independence and financial literacy requirements of the Securities and Exchange Commission (“SEC”) and the NYSE. At least one member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the SEC and the NYSE, respectively. The Board of Directors has determined that Mr. Biggs and Mr. Nanula are audit committee financial experts and have accounting or related financial management expertise and furthermore that each committee member is independent and financially literate. The Audit Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Audit Committee meets regularly in executive session. The Audit Committee:

Appoints, retains, compensates, evaluates and terminates, if necessary, the independent auditor subject to ratification by the Board of Directors;

Reviews and pre-approves both audit and non-audit services provided by the independent auditor;

Reviews and advises on the selection and removal of the internal auditor;

Reviews and recommends changes to and approves the internal audit charter;

Reviews, on an annual basis, a formal written statement prepared by the independent auditor describing internal quality control procedures and any material issues raised by the most recent review or peer review of the firm and delineating all relationships relevant to audit independence between the independent auditor and the Company;

Discusses with management or the independent auditors, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 and the Sarbanes-Oxley Act of 2002 relating to the conduct of the audit or quarterly review;

Reviews with the independent auditors, internal auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting procedures;

Meets periodically or at least annually with management, the senior internal auditing executive and the independent auditors in separate executive sessions;

Meets to review and discusses with financial management and independent auditors, prior to filing, the Company’s quarterly and annual reports filed with the SEC and certifications required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditors;

Reviews earnings press releases with management and financial information and earnings guidance provided to analysts and ratings agencies;

Prepares a report for inclusion in the annual proxy statement;

Discusses with management policies and procedures regarding risk assessment and risk management;

Reviews management’s assessment of compliance with laws, regulations and Company policies relative to payments to individuals or organizations retained as foreign sales consultants;

Meets with the Office of Internal Governance to review the Company’s ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct;

Reviews significant pending and threatened litigation, the status of advancement of expenses to employees involved in Company-related legal proceedings, and related indemnification;

Presents to the Board such comments and recommendations as the Audit Committee deems appropriate, and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Audit Committee’s Charter;

Sets clear hiring policies compliant with laws and regulations for employees and former employees of the independent auditor;

Establishes and maintains procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

Establishes and maintains procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

Conducts an annual self-evaluation; and

Reports annually to the Board regarding execution of the Audit Committee’s duties and responsibilities.

Compensation Committee	9 meetings in 2005

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements of the NYSE. The Compensation Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Compensation Committee meets in executive session as it deems necessary or appropriate. The Compensation Committee:

Establishes and administers the Company’s executive compensation plans;

Reviews the individual elements of total compensation for the Chief Executive Officer and other elected officers and recommends salary adjustments to independent members of the Board of Directors;

Amends compensation plans within the scope of the Compensation Committee’s authority and recommends plans and plan amendments to the Board;

Reviews the Company’s incentive compensation and other equity-based compensation plans and recommends changes to the Board;

Produces an annual report on executive compensation;

Conducts an annual self-evaluation; and

Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and approves the compensation based on achievement of the goals.

Governance, Organization and Nominating Committee	6 meetings in 2005

The charter of the Governance, Organization and Nominating Committee requires that the Committee be comprised of at least three members, all of whom meet the independence requirements of the NYSE. The Governance, Organization and Nominating Committee may invite to its meetings any member of management, including the Chief Executive Officer, and such other persons as it deems appropriate in order to carry out its duties and responsibilities. The Governance, Organization and Nominating Committee meets in executive session as it deems necessary or appropriate. The Governance, Organization and Nominating Committee:

Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees;

Makes recommendations to the Board concerning the organization, structure, size and composition of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;

Makes recommendations concerning the compensation and benefits of directors;

Considers the names and qualifications of any candidates for the Board submitted by shareholders in accordance with the procedures set forth in the Company’s By-Laws;

Develops and recommends to the Board an annual self-evaluation process for the Board;

Formulates corporate governance guidelines for approval by the Board and reviews the guidelines on a regular basis;

Makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers;

Conducts an annual self-evaluation;

Monitors and reviews at least annually the performance of the Chief Executive Officer and the Company’s plans for senior management succession;

Reviews and monitors the orientation and continuing education of Board members in light of the policy set forth in the Corporate Governance Principles; and

Considers possible conflicts of interest of Board members and corporate officers.

In addition to the above, the Governance, Organization and Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Committee reviews the organization, structure, size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. When assessing a director candidate’s qualifications, the Committee will consider issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. This is further described in the Corporate Governance Principles on page 15 of this proxy statement and the Committee’s charter. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age, and ensuring that a substantial majority of the Board remains independent.

The Governance, Organization and Nominating Committee utilizes the services of search firms to help identify candidates for director who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for the Committee to review and helps set up interviews.

The Governance, Organization and Nominating Committee will consider qualified candidates for director properly submitted by the Company’s shareholders. The Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of director candidates. Shareholders can suggest qualified candidates for director by writing to the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. Submissions should follow the procedures, including timing, set forth in the Company’s By-Laws and as described under Submission of Shareholder Proposals for 2007 on page 59 of this proxy statement.

Finance Committee	6 meetings in 2005

The charter of the Finance Committee requires that the Committee be comprised of at least three members who are not members of management. The Finance Committee:

Reviews and makes recommendations concerning proposed dividend actions, stock splits and repurchases, current and projected capital requirements, and issuance of debt or equity securities;

Reviews strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

Reviews customer financing activities, business and related customer finance business, and funding plans of the Company and its subsidiaries;

Reviews the Company’s significant financial exposures and contingent liabilities;

Reviews the overall Company risk management program and major insurance programs;

Reviews the Company’s credit agreements and short-term investment policies; and

Reviews the investment policies, administration and performance of the trust investments of the Company’s employee benefit plans.

Special Programs Committee	5 meetings in 2005

The charter of the Special Programs Committee requires that the Committee be comprised of three or more directors. The Special Programs Committee reviews on a periodic basis those programs of the Company that for purposes of national security have been designated as classified by the U.S. government. Due to the amount of time necessary to obtain required government clearances, the Committee may operate with fewer than three members.

DIRECTOR COMPENSATION

The components of nonemployee director compensation are set forth in the table below. Directors who are employees of the Company do not receive any compensation for their service as directors.

Annual Board Retainer Fee	$60,000	*
Annual Retainer Fee for Lead Director	$15,000	**
Annual Retainer Fee for Finance, Governance, Organization & Nominating and Special Programs Committee Chairs	$5,000
Annual Retainer Fee for Audit and Compensation Committee Chairs	$10,000	**
Annual Deferred Stock Unit Award	$130,000	***

*	The Company reimburses nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. No additional fees are paid for attending Board or committee meetings.

**	After consultation with its independent compensation consultant, the Board of Directors adjusted the annual retainer fees for the Lead Director and the Compensation Committee Chair. As a result, effective January 1, 2006, the Lead Director receives an annual retainer fee of $15,000 and the Compensation Committee Chair receives an annual retainer fee of $10,000. These changes are reflected in the table above.

***	The number of deferred stock units awarded is equal to the number of shares of Boeing stock that could be purchased with $130,000, based on the Fair Market Value of the stock as of the day on which the retainer is earned. The Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The deferred stock units are credited to the director’s account in the Company’s Deferred Compensation Plan for Directors. Nonemployee directors may also defer all or part of their cash compensation into an interest-bearing cash-based account (credited annually with interest based on an AA Bond yield) or as additional deferred stock units (an unfunded stock unit account) under the Deferred Compensation Plan for Directors. Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

As noted in the Corporate Governance Principles, the Board has approved stock ownership guidelines that provide that each nonemployee director should attain during his or her first three years as a director an investment position in the Company’s stock (including deferred stock units) equal to three times the Annual Board Retainer Fee and by the end of his or her sixth year as a director an investment equal to five times the Annual Board Retainer Fee. All directors who have served three years or six years meet these guidelines.

2005 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management of the Company has responsibility for preparing financial statements of the Company as well as for the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2005 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors, the independent auditors’ independence.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. Mr. Biggs and Mr. Nanula are audit committee financial experts under SEC rules and have accounting or related financial management expertise and are independent under applicable NYSE listing standards.

Audit Committee

John H. Biggs, Chair

Linda Z. Cook

Richard D. Nanula

John M. Shalikashvili

Mike S. Zafirovski

INDEPENDENT AUDITORS FEES REPORT

The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent auditors, in fiscal years 2005 and 2004 were as follows:

Services Rendered/Fees	2005	2004
Audit Fees(1)	$28.3 million	$30.9 million
Audit-Related Fees(2)	$0.3 million	$1.9 million
Total Audit and Audit-Related Fees	$28.6 million	$32.8 million
Tax Fees(3)	$2.5 million	$3.4 million

(1)	For professional services rendered for the audits of our 2005 and 2004 annual financial statements, and the reviews of the financial statements included in our Forms 10-Q for fiscal years 2005 and 2004. Includes fees for issuance of comfort letters and consents related to SEC filings and other statutory audits of $1.8 million for 2005 and $1.8 million for 2004.

(2)	For audits of employee benefit plans that file financial statements on Form 11-K with the SEC, accounting consultations, and preparatory work for Sarbanes-Oxley internal control requirements.

(3)	For 2005 and 2004 tax services for non-U.S. tax compliance and planning, corporate tax and expatriate tax software, expatriate tax compliance, and meals and entertainment deductibility study. Of the fees reported for 2005, approximately $2.5 million constituted tax compliance, planning and preparation fees. Of the fees reported for 2004, approximately $2.6 million constituted tax compliance, planning and preparation fees and $.8 million constituted tax consulting and advisory services.

In addition, fees totaling $1.4 million and $1.3 million for fiscal years 2005 and 2004, respectively, have been paid to Deloitte & Touche for employee benefit plan fees charged directly to the plan. These fees do not require pre-approval of the Audit Committee (the “Committee”). All other fees (audit, audit-related and tax) are pre-approved by the Committee.

The Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditors.

The Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by the Company’s independent auditor, Deloitte & Touche LLP, in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on the Company’s financial statements and internal control systems and processes, comfort letters, and other services performed to fulfill the independent auditors responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Office of the Corporate Controller will obtain the Committee’s pre-approval of audit and non-audit services to be provided by the independent auditor on an annual basis. Committee pre-approval is also required for additional audit and/or non-audit services outside the scope of previously approved services in the event the fees for such additional services are equal to or greater than $250,000. On a quarterly basis, the Office of the Corporate Controller will provide written updates to the Committee showing audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

CORPORATE GOVERNANCE PRINCIPLES

In order to help shareholders understand the roles and responsibilities of the Board of Directors and the Company’s governance practices, the following is a description of the Company’s corporate governance principles and current practices. The Governance, Organization and Nominating Committee reviews these practices regularly.

Responsibilities of the Board

Role of the Board

The Company’s business is conducted by its employees, managers and corporate officers led by the Chief Executive Officer (“CEO”), with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of the Company. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of the Company and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Responsibilities

The basic responsibility of the directors is to exercise their reasonable business judgment on behalf of the Company. In discharging this obligation, directors rely on, among other things, the Company’s corporate officers, outside advisors and auditors.

The Board’s general oversight responsibilities include, but are not limited to, the following: (1) evaluate the CEO’s performance and review the Company’s succession plan for the CEO and other elected officers; (2) review the long-range business plans of the Company and monitor performance relative to achievement of those plans; (3) consider long-range strategic issues and risks to the Company; and (4) approve policies of corporate conduct that continue to promote and maintain the integrity of the Company.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the nonemployee directors for their approval. The nonemployee directors then meet privately to discuss the CEO’s performance for the current year against his current performance objectives; they review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO’s compensation in accordance with the policies and procedures in that Committee’s charter.

CEO and Management Succession

The Board views CEO selection and management succession as one of its most important responsibilities. The CEO reports annually to the Governance, Organization and Nominating Committee on planning for CEO succession. The Board also reviews and monitors the plan of succession for elected officers. When succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the nonemployee directors.

It has been the policy of the Company that the Board should determine whether the positions of CEO and Chairman should be held by the same person. The Board believes that it is in the best interests of the Company to make such a determination when it elects a new CEO. Because the CEO currently holds the position of Chairman, the Board has appointed a lead director.

Ethics and Conflicts of Interest

The Board expects the directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising the Company’s codes of ethical conduct. Shareholders may access a copy of each code of ethical conduct on the Company’s website at www.boeing.com/corp_gov/flash.html. The Board will promptly disclose any waivers from the Company’s Code of Ethical Business Conduct, which applies to the Board. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the

Chairperson of the Governance, Organization and Nominating Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. If the Board exercises its right to grant a waiver from the Company’s code of Ethical Conduct for any officer or other employee, such waiver shall also be promptly disclosed. The Company shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Board’s Interaction With Stakeholders

The CEO and other corporate officers are responsible for establishing effective communications with the Company’s stakeholders, including shareholders, customers, communities, employees, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy, however, does not preclude independent directors from meeting with stakeholders, but it is the norm that, where appropriate, directors notify and consult with management before any such meetings.

Board Composition

Board Size and Composition

The Board will have a substantial majority of directors who meet the NYSE criteria for independence. Shareholders may access a copy of the Company’s Director Independence Standards on the Company’s website at www.boeing.com/corp_gov/flash.html. The Governance, Organization and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of expertise (including international experience and industry background), independence, integrity, diversity and age, as well as skills relating to operations, manufacturing, finance, marketing, technology and public policy. The Committee has not established specific minimum eligibility requirements for Board members other than integrity, the commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial majority of the Board remains independent.

Selection of Directors

The shareholders of the Company vote on the nominees, as proposed by the Board, for election as directors at the annual meeting of shareholders. Shareholders may propose director nominees in accordance with the procedures set forth in the Company’s By-Laws and the charter of the Governance, Organization and Nominating Committee. The screening process for nominees is handled by the Governance, Organization and Nominating Committee in accordance with the policies and principles in its charter with direct input from the other directors. Between the annual meeting of shareholders, the Board has authority under the By-Laws to fill vacant positions and to determine in which class that director should be placed.

Lead Director

The Board has selected an independent director to serve as Lead Director. The Lead Director is elected annually by a majority of the independent directors upon a recommendation from the Governance, Organization and Nominating Committee. The responsibilities of the Lead Director can be accessed on the Company’s website at www.boeing.com/corp_gov/flash.html. Shareholders may communicate with the Lead Director by writing to the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596.

Outside Board Memberships

The CEO and other elected officers must seek the approval of the Governance, Organization and Nominating Committee before accepting outside board memberships with for-profit entities. While the Company acknowledges the value in having directors and officers with significant experience in other businesses and activities, each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company’s Board. Directors should notify the Governance, Organization and Nominating Committee before accepting an invitation to serve on another board to enable the Company to consider whether (1) any regulatory issues or potential conflicts are raised by the director accepting such an invitation and (2) the director will have the time required for preparation, participation and attendance at Board meetings. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board and other directors should not serve on more than four other boards of public companies in addition to the Board.

Director Retirement

Each nonemployee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance, Organization and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. Unless waived by the Board, the Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in his or her status as an officer of the Company.

Director Compensation and Stock Ownership

It is the general policy of the Board that its compensation should be a mix of cash and equity-based compensation with a significant portion of such compensation in the form of the Company’s stock or stock-equivalent units. Nonemployee directors receive a substantial portion of their compensation in deferred stock units, which must be held until retirement or other termination of Board service. The components of director compensation, along with the nonemployee director stock ownership guidelines, are disclosed in the Company’s proxy statement, a copy of which may be accessed on the Company’s website at www.boeing.com/investor _relations/flash.html.

The form and amount of director compensation will be determined by the Governance, Organization and Nominating Committee. The Committee regularly reviews and compares the Company’s Board compensation to director compensation at peer companies that are also benchmarks for the Company’s executive compensation program. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company. Directors who are employees of the Company do not receive any compensation for their service as directors.

Board and Committee Meetings

Board Agenda and Meetings

The CEO and the committee chairpersons establish the agendas for Board and committee meetings. The Lead Director shall review the Board and committee agendas, as appropriate. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Information and data that are important to the Board’s understanding of the matters to be covered at a Board meeting will be distributed to the directors before the meeting. Directors should review in advance any materials sent to them in order to take part in a meaningful deliberation at the meeting. Directors are expected to attend all Board meetings, as well as the annual meeting of shareholders.

Executive Sessions

The nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for every Board meeting. Among the items that the nonemployee directors meet privately in executive sessions to review is the performance of the CEO and recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. The Lead Director acts as the chair of the executive sessions of the nonemployee directors.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company.

Committees of the Board

The Board has the following five committees: Audit, Compensation, Finance, Special Programs, and Governance, Organization and Nominating. Only nonemployee directors serve on the Audit, Compensation, and Governance, Organization and Nominating Committees. Chairpersons and members of these five committees are rotated regularly, as appropriate. Members of the Audit Committee regularly meet privately with representatives of Deloitte & Touche LLP, the Company’s independent auditors, and with the Company vice president responsible for carrying out the internal audit function.

Each committee has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Shareholders may access a copy of each committee charter on the Company’s website at www.boeing.com/corp_gov/flash.html. The committee chair reports on the items discussed and actions taken at their meetings to the Board following each committee meeting. Committee materials are provided to the committee members in advance of the meeting so as to allow members time to prepare for a discussion of the items at the meeting. Each committee undertakes an annual review of its charter and works with the Board to make appropriate revisions. The Board may, from time to time, establish and maintain additional committees. Members of the Board’s committees are expected to attend all meetings.

Independent Advice

The Board and its committees may seek legal, financial or other expert advice from a source independent of management.

Confidential Voting

It is the Company’s policy that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and officers of the Company, except (1) when disclosure is required by applicable law or regulation, (2) when a shareholder expressly requests such disclosure, or (3) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Company’s stock fund or one of its retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (1) or (2) above applies.

Board and Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance, Organization and Nominating Committee evaluates the Board’s performance as a whole. The evaluation process, which occurs annually, includes a survey of the individual views of all directors, which are then shared with the full Board. In addition, each of the committees performs a similar annual self-evaluation.

Director Orientation and Continuing Education

All new directors must participate in the Company’s Orientation Program, which should be conducted within six months of election. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, significant financial, accounting and risk management issues, compliance programs, the Code of Ethical Business Conduct, its principal officers, and internal and independent auditors. In addition, the Orientation Program will include visits to Company headquarters and, to the extent practical, the Company’s significant facilities. A third-party continuing education program will be scheduled in conjunction with Board or committee meetings, as appropriate. In addition, all directors are also encouraged to attend, at the Company’s expense, director continuing education programs offered by various organizations. The Corporate Secretary will inform the directors of such educational opportunities.

Shareholder Rights Plan

Boeing does not have a shareholder rights plan and has no present intention to adopt one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future rights plan to a vote of the shareholders. Any shareholder rights plan adopted without shareholder approval shall be approved by a majority of the independent members of the Board. If the Board adopts a rights plan without prior shareholder approval, the Board shall, within one year, either submit the plan to a vote of the shareholders or redeem the plan or cause it to expire. If the rights plan is not approved by a majority of the votes cast on this issue, the plan will immediately terminate.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 28, 2006, of each director, the Company’s Named Executive Officers, and directors and executive officers as a group, and also sets forth Boeing Stock Units (“BSUs”) and other stock units and interests held pursuant to the Company’s compensation and benefit plans or pursuant to a contract. While these interests may not be transferred, some are vested.

All numbers are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

Directors and Nominees	Shares Beneficially Owned(a)		Stock Units and Interests(b)		Total(c)
John H. Biggs	49,130	(d)(e)	23,530	(f)	72,660
John E. Bryson	20,520	(d)(g)	21,971	(f)	42,491
Linda Z. Cook	1,700	(d)	6,955	(f)	8,655
William M. Daley	500		0		500
Kenneth M. Duberstein	20,780	(d)	23,404	(f)	44,184
John F. McDonnell	10,908,080	(d)(h)	12,722	(f)	10,920,802
Richard D. Nanula	2,000	(d)	2,864	(f)	4,864
Rozanne L. Ridgway	27,841	(d)	29,609	(f)	57,450
John M. Shalikashvili*	9,921	(d)	9,527	(f)	19,448
Mike S. Zafirovski	0	(d)	4,113	(f)	4,113
Named Executive Officers	Shares Beneficially Owned(a)		Stock Units and Interests(b)		Total(c)
W. James McNerney, Jr.**	385,607	(d)	11,702	(f)	397,309
James F. Albaugh	65,041	(d)	136,221		201,262
James A. Bell	30,623	(d)	48,354		78,977
Laurette T. Koellner	14,228	(d)	129,297		143,525
Alan R. Mulally	257,295	(d)	144,504		401,799
Harry C. Stonecipher***	874,152	(d)(i)	399,855		1,274,007
All directors and all executive officers as a group (25 persons)	12,850,976		1,740,789		14,591,765

*	Will retire when his term expires at the 2006 Annual Meeting.

**	Also serves as a director.

***	Served as a director and the Company’s President and Chief Executive Officer until his resignation effective March 6, 2005.

(a)	Consists of the aggregate total of shares of common stock held by the named individual either directly or indirectly, including 401(k) plan holdings, Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation (“PAYSOP”) shares and options exercisable within 60 days.

(b)	Consists of the aggregate total of BSUs, including BSUs granted in 2006 for 2005 performance, career shares and any deferred stock units.

(c)	All persons listed as directors and nominees or Named Executive Officers own less than 1% of the Company’s outstanding common shares as of February 28, 2006 except:

% of Outstanding Shares
John F. McDonnell	1.36%
All directors and officers as a group (25 persons)	1.82%

(d)	This includes the following shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days of the date of this table.

Number of Shares Issuable
James F. Albaugh	14,002
James A. Bell	13,924
John H. Biggs	14,520
John E. Bryson	13,920
Linda Z. Cook	1,200
William M. Daley	0
Kenneth M. Duberstein	14,520
Laurette T. Koellner	0
John F. McDonnell	14,520
W. James McNerney, Jr.	4,740
Alan R. Mulally	220,600
Richard D. Nanula	0
Rozanne L. Ridgway	16,320
John M. Shalikashvili	9,720
Harry C. Stonecipher	702,000
Mike S. Zafirovski	0

(e)	This includes 30,000 shares held in the J. H. Biggs Revocable Trust, 2,710 shares held in the Biggs Family Charitable Foundation, and 180 and 160 shares, respectively, held in two trusts established for family members.

(f)	These numbers represent deferred stock units held under the Deferred Compensation Plan for Directors. All nonemployee directors receive part of their Board compensation in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. (See Director Compensation on page 12.)

(g)	This includes 1,600 shares held in trust for a member of Mr. Bryson’s family.

(h)	Of the total shares shown, 4,459,496 shares are held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family. Also included are 6,212,643 shares of Boeing stock held in two trusts of which Mr. McDonnell and his brother are co-trustees and interests equal to 169,693 shares in the Boeing stock fund of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan.

(i)	This includes 168,270 shares held in the H & J Stonecipher Revocable Trust.

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the owners of more than 5% of the outstanding Boeing stock as of December 31, 2005.

Name/Address	Shares Beneficially Owned		Percent of Stock Outstanding
State Street Bank and Trust Company (“State Street”) 225 Franklin Street Boston, Massachusetts 02110	89,915,640	(a)	11.2%
Capital Research and Management Company (“Capital Research”) 333 South Hope Street Los Angeles, California 90071	42,210,000	(b)	5.2%

(a)	Information is based on a Schedule 13G filed by State Street on February 13, 2006, as amended. State Street reports that at December 31, 2005, it had sole power to vote or direct the vote of 27,599,396 shares and sole power to dispose of or direct the disposition of no shares. It also reports that it shared voting power over 61,316,244 shares and shared dispositive power over 88,915,640 shares. State Street is the Trustee of the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan (the “VIP”), the Company’s BAO Voluntary Savings Plan (the “BAO VSP”) and PAYSOP. It has informed the Company that the shared voting and dispositive amounts reported include 60,293,929 shares held in the VIP trust, 174,504 shares held in the BAO VSP trust and 847,811 shares held in the PAYSOP trust, at December 31, 2005. The Trustee has dispositive power for the shares in the VIP trust, the BAO VSP trust and the PAYSOP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP, the BAO VSP and the PAYSOP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund, the BAO VSP stock fund and the PAYSOP stock fund for which voting instructions are timely received unless contrary to ERISA.

(b)	Information is based on a Schedule 13G filed by Capital Research on February 10, 2006. Capital Research reports that at December 31, 2005, it had sole power to vote or direct the vote of 3,210,000 shares and sole power to dispose of or direct the disposition of all the shares that it beneficially owned. Capital Research also reported that it had shared voting over no shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company’s review of the reports it has received, the Company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2005, except that each of Messrs. Albaugh, Bain, Bell, De Leon, Hullin, Jamieson, McGee, McNerney, Pickering and Stephens and Ms. Soodik had one amended report to correct a prior timely filed report and Mr. Carson and Ms. Koellner each had one late report and one amended report to correct a prior timely filed report.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors has the responsibility to establish and oversee the Company’s executive compensation program that serves the long-term interests of Boeing and its shareholders. The Committee reviews and approves all elements of the executive compensation program, including any special compensation and benefits provided to the Chief Executive Officer (“CEO”) and other Named Executive Officers. The Committee also reviews and approves corporate goals and objectives relevant to executive compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and recommends the CEO’s compensation level to independent members of the Board based on this evaluation.

The Committee is composed entirely of nonemployee, independent directors. The Committee directly engages an independent executive compensation consultant for advice regarding trends and recommendations on various issues associated with the Company’s program and practices.

Executive Compensation Policy

The Committee’s executive compensation policy is to manage an executive compensation program that motivates and rewards strong leadership and business success and increases in shareholder value. As such, the Company’s executive compensation programs are designed to:

•	Pay competitively with other major corporations that operate diversified businesses in global markets;

•	Link pay to Company and individual performance by targeting a significant portion of an executive’s total pay as variable, at-risk compensation that is dependent on the successful achievement of specified annual and long-term performance goals; and

•	Further align executive compensation with shareholder interests by encouraging significant ownership of Boeing stock through specific stock ownership guidelines for executive officers.

In order to better achieve Boeing’s executive compensation objectives, several changes have been made to the program for 2006. Highlights of these changes are outlined in this report.

2005 Executive Compensation

Boeing executive officers are assigned to pay grades, determined by comparing individual responsibilities with industry survey data and the internal pay structure. Each pay grade has an established salary range, with corresponding annual and long-term incentive award opportunities.

Each year the Committee considers the executive compensation levels of a comparison group of companies (“peer group”). The current peer group includes companies that have a technology focus, global operations and a diversified business. This group represents a cross section of 24 leading companies, spanning seven S&P industry sectors, with annual sales and market capitalizations comparable to Boeing. The peer group includes six companies in the S&P 500 Aerospace & Defense Index used in the performance comparison graph on page 28.

Using compensation survey data, Boeing targets its executive officers’ pay at competitive levels based on the peer group. The Committee’s goal of paying at competitive levels resulted in executive officer compensation levels (salary and target annual and long-term incentive award opportunities) for 2005 that were, overall, approximately at the middle of the peer group companies.

Base Salaries

Base salaries recognize individual skills, experience and sustained job performance. Executive officer salaries are determined by an evaluation of individual performance and by comparisons to internal peers and external market data for similar positions.

Annual Incentives

The Company’s annual incentive program focuses management attention on annual Company performance as measured by pre-established economic profit goals. Executives are assigned a target incentive award based on their pay grade. The target incentive award percentages assigned to the Named Executive Officers for 2005 ranged from 80% to 85% of salary (excluding the CEO). Individual payouts can range from 0% to 200% of target. Final awards are modified by an individual performance factor.

The performance measure of economic profit reflects operating profit less the cost of capital, and may include an adjustment for certain non-recurring items that are outside of the normal course of business, unusual and/or infrequent, and not reflective of the Company’s core business. For 2005, the Committee determined that the Company’s performance against the pre-established economic profit goals resulted in a score of 1.4, which was above the target of 1.0 (on a scale of 0.0 to 2.0). This above-target performance is a result of increased revenues, achievement of cost reduction objectives, and efficient capital management.

For the 2005 performance year, executive annual incentive awards were paid in a combination of cash and Boeing Stock Units (BSUs), which are restricted stock units without voting rights that earn dividend equivalents. BSUs vest three years from the date of the award and are forfeited if the executive’s employment terminates for any reason other than retirement, layoff, disability or death before the vesting date. Executive officer incentive awards for 2005 performance were paid out approximately 60% in cash and 40% in BSUs. The values of the BSUs at the time of grant to the Named Executive Officers are shown in footnote 6 to the Summary Compensation Table on page 29.

Long-Term Incentives

The Company’s 2005 long-term incentive program consisted of Performance Shares, which are rights to receive Boeing stock based on the Company’s achievement of specified stock price appreciation hurdles. Selected senior executives were also awarded Career Shares, which are units of Boeing stock that pay out upon retirement.

Performance Shares. The Performance Share program is designed to focus executives on stock price appreciation by requiring the Boeing stock price to reach various pre-established stock price hurdles within a five-year period. Performance Shares were granted annually from 1998 through 2005, and the size of the grant was determined by a multiple of salary depending on the executive’s pay grade. Performance Shares may vest at any time during the five-year period if the average daily closing price of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves one of the specified hurdles. The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant, depending on the level of stock price performance achieved.

Performance Shares are distributed in Boeing stock shortly after the specified performance hurdle is met. Performance Shares earn dividend equivalents, which are accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed. The number and terms of Performance Shares granted to the Named Executive Officers in 2005 are shown in the Long-Term Incentive Plans—Awards in Last Fiscal Year Table on page 31.

During 2005, portions of the 2003 and 2004 Performance Share grants vested based on the achievement of Boeing stock price hurdles. The Summary Compensation Table reflects the amounts received by the Named Executive Officers.

Career Shares. Career Shares are units of Boeing stock whose payout is contingent on the executive staying with the Company until retirement. Career Shares were granted annually from 1998 through 2005 to senior executives who made substantial contributions to the management, growth and success of major components of the Company’s business. The number of Career Shares an executive was granted is based on a fixed percentage of base salary (20%). Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be distributed in Boeing stock when and to the extent the Career Shares are distributed. The values of the Career Shares at the time of grant to the Named Executive Officers are shown in footnote 6 to the Summary Compensation Table.

Additional Awards. The Committee may grant additional short-, medium- or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives, or to recognize certain other special circumstances.

Since 1998, the Company has followed Financial Accounting Standard No. 123 (123R since January 1, 2005), which requires the Company to recognize a charge to earnings for the “fair value” cost of all stock-based employee incentive compensation awards.

Chief Executive Officer Compensation

Effective July 1, 2005, Mr. McNerney was hired as Chairman, President and CEO of the Company. Pursuant to his employment agreement dated June 29, 2005, Mr. McNerney was paid the following compensation. For the 2005 performance year, he received a base salary at an annual rate of $1.75 million. For 2005 performance, Mr. McNerney was eligible to receive an annual incentive award of no less than 170% of base salary and up to a maximum award of 230% of base salary; subject to offsets for any quarterly bonuses for 2005 performance paid by his former employer (3M). Based on these limits and the terms described under “Annual Incentives,” Mr. McNerney was awarded a bonus for 2005 performance of $2.29 million. In order to recruit Mr. McNerney to join Boeing and forgo pay opportunities provided to him by 3M, the Company provided “make whole” award opportunities comprised of 391,000 shares of restricted stock which vest in specified increments from 2006 to 2011 (see footnote 6 to the Summary Compensation Table). As part of the recruitment package, Mr. McNerney is also eligible to participate in additional benefits available to executive officers as outlined under “Other Compensation” and under the terms of his employee agreement (discussed on page 33). Under the terms of his employment agreement, if Mr. McNerney’s employment were terminated by the Company for any reason other than cause, he would receive severance benefits equal to two years’ base salary plus two year’s current target bonus amount. For a more complete discussion of Mr. McNerney’s compensation, please see the “Employment Contracts and Termination of Employment Arrangements” section.

Mr. Harry Stonecipher served as President and CEO through March 6, 2005. Mr. James Bell served as interim CEO from March through June 2005. In 2005 Mr. Stonecipher received a prorated base salary of $496,442, based on an annual salary of $1.5 million for his contributions during 2005. He was not paid an annual incentive award for 2005 performance and he did not receive a Performance Share or Career Share grant in 2005. From the time of his resignation through his retirement on April 1, 2005, Mr. Stonecipher continued to receive similar benefits and perquisites as other executives, as outlined under “Other Compensation.”

Mr. Bell, the Company’s Chief Financial Officer, served as interim CEO during a transitional period from March through June 2005, as the Company conducted a search for a successor to Mr. Stonecipher. In recognition of Boeing’s outstanding performance (strong economic profit and shareholder returns) during this transitional period and Mr. Bell’s contributions (he served as both CFO and interim CEO), he was granted a special award of $1.5 million in value of restricted stock units (22,433 units) which vest in increments of 50% after three years and 50% after five years. Mr. Bell did not receive any other special compensation for his service as interim CEO.

Other Compensation

In addition to base salary and annual and long-term incentive award opportunities, the Company also provides its executive officers with benefits and perquisites targeted to competitive practices.

Executive officers are eligible to participate in Company-provided retirement plans (see “Pension Plans” on page 32) and the Boeing Deferred Compensation Program. The Deferred Compensation Program provides executives an opportunity to defer up to 50% of base salary, any annual incentive awards and vested Performance Shares into an interest-bearing account (credited annually with interest based on an AA Bond yield) or Boeing deferred stock units (an unfunded stock unit account). For deferral elections made prior to 2006, if the executive elected to defer into Boeing deferred stock units, the Company provided a 25% matching contribution that is restricted from withdrawal until an executive’s retirement. The values of matching deferred stock units, at the time of grant, to the Named Executive Officers are shown in footnote 6 to the Summary Compensation Table.

The Company has an Executive Layoff Benefit Plan, which covers all executives (except the CEO) and provides severance benefits equal to one year’s base salary plus annual target incentive compensation, adjusted by Company performance, in the event an executive’s job is eliminated.

In 2005, executive officers were eligible to receive the following perquisites: access to the Company’s plane for business purposes and, primarily in the case of executive vice presidents, personal usage; club memberships for business purposes, company-provided leased vehicles, first-class air travel for business, financial services allowance and an annual physical exam.

The Company also provides a Supplemental Executive Retirement Plan (“SERP”) to its executives. The plan is designed to provide retirement benefits based on age, service with the Company, base salary and incentive pay. In addition, it provides benefits that make up for benefits not accrued under the traditional pension plan due to certain limits imposed by the Internal Revenue Code of 1986, as amended.

2006 Executive Compensation

During 2005, the Committee, working with the Company’s CEO and its independent compensation consulting firm, redesigned its approach to short-term and long-term performance-based incentive compensation to better achieve its executive compensation objectives. The assessment and redesign efforts will be implemented for performance periods beginning January 1, 2006 under the Company’s 2003 Incentive Stock Plan as proposed to be amended subject to shareholder approval, as described under Item 3 “Management Proposal to Approve Amendment of The Boeing Company 2003 Incentive Stock Plan.”

Annual Incentives. Beginning with the 2006 performance year (for awards payable in 2007), annual incentive awards earned each year will be paid in cash, instead of the current mix of cash and Boeing Stock Units that vest after three years. This change to the annual incentive program is designed to strengthen the motivation of the program by providing more immediate awards after the completion of the performance period and was made after a review of peer group practices. As with prior years, executives will have the opportunity to elect to defer the receipt of earned annual incentive awards under the Company’s Deferred Compensation Program.

Long-Term Incentives. Effective for awards granted in 2006, the new long-term incentive program will link awards to internal financial goals as well as stock price growth, instead of the sole focus on stock price growth under the Performance Share program. The new program, which will consist of a mix of cash-based performance awards and stock options, is designed to promote sustained shareholder value creation and provide a balanced focus on driving internal and external performance through the achievement of internal goals relative to our long-range business plan and long-term stock price appreciation. The program will be more consistent with peer group practices by delivering long-term incentive award opportunities through a combination of awards, each of which has a meaningful weighting.

•	Performance awards are cash units that pay out based on the achievement of long-term financial goals at the end of a three-year performance period. The Committee selected economic profit as the performance measure for the 2006-2008 performance period. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 to $200 per unit, depending on the Company’s performance against plan for the period ending on December 31, 2008. As a result, final awards may range from 0% to 200% of an individual’s target. Payment will be made (at the discretion of the Committee) in the form of cash, stock or a combination of cash and stock.

•	Stock options align executives’ interests with those of the shareholders. The options have an exercise price equal to the market price of the Company’s common stock on the grant date, vest annually over a three-year period and expire ten years after the date of grant. These options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.

Deferred Compensation. Effective in 2006, the Company also made key changes to the Boeing Deferred Compensation Plan, including the elimination of the 25% matching contributions for performance periods beginning on or after January 1, 2006 and the addition of investment alternatives, similar to those offered under the qualified 401(k) retirement program, for most deferrals. These changes were made in order to comply with new regulations and to be competitive with peer group practices.

Stock Ownership

Stock ownership continues to be a fundamental principle underlying the philosophy and structure of the Company’s executive compensation programs. Stock ownership for executives promotes alignment of their interests with those of shareholders. The Committee has established stock ownership guidelines which provide that, within a three-year period, executives should attain an investment position in Boeing stock and vested stock units of six times annual base salary for the CEO, four times base salary for Executive Vice Presidents and Senior Vice Presidents, and one to two times base salary for all other Vice Presidents. The Committee has determined that as of December 31, 2005, all the Named Executive Officers were in compliance with their respective guidelines.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation.

The Committee’s policy is to provide annual incentive awards and Performance Share awards (beginning in 2006, performance awards and stock options) that are intended to be fully deductible by the Company for income tax purposes. However, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m). In order to maintain ongoing flexibility of the Company’s compensation programs, the Committee may from time to time approve incentive and other compensation that exceeds the $1 million limitation. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances. The Company has a salary and incentive award deferral plan that permits compensation deferred under the plan by Named Executive Officers to be exempt from the limit on tax deductibility.

Compensation Committee

Kenneth M. Duberstein, Chair

John E. Bryson

John F. McDonnell

Rozanne L. Ridgway

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on $100 invested at year-end in 2000 in Boeing stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Aerospace & Defense Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Return to Shareholders

Cumulative Return—Assumes $100 Invested, Reinvestment of Dividends

5 Years—12/00 through 12/05

	Base Period	Years Ended
Company / Index	Dec. ’00	Dec. ’01	Dec. ’02	Dec. ’03	Dec. ’04	Dec. ’05
BOEING CO	100	59.56	51.55	67.22	83.90	115.64
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 AEROSPACE & DEFENSE	100	82.27	78.04	96.06	111.43	129.18

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation of the Company’s Named Executive Officers (“NEOs”). Annual compensation and long-term incentive plan (“LTIP”) payouts include amounts deferred at the officer’s election. All numbers are rounded to the nearest dollar or whole share.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Other Annual Compensation ($)(5)		Restricted Stock Awards ($)(6)	Securities Underlying Options (#)	LTIP Payouts ($)(7)	All Other Compensation ($)(8)
W. James McNerney, Jr.(1) Chairman, President and Chief Executive Officer	2005 2004 2003	$841,346 — —	$2,297,454 — —	$392,360 — —	(9)	$25,289,880 — —	0 — —	$0 — —	$34,254 — —
James A. Bell(2) Executive V.P. and Chief Financial Officer	2005 2004 2003	640,962 596,154 287,115	550,000 491,400 120,400	111,698 0 0	(10)	2,019,492 419,957 115,784	0 0 0	1,933,776 477,762 0	5,898 6,766 5,848
James F. Albaugh Executive V.P., President and Chief Executive Officer, Integrated Defense Systems	2005 2004 2003	806,923 725,000 747,500	693,000 647,100 230,600	114,568 86,021 145,434	(11) (11) (11)	703,407 661,461 292,445	0 0 10,000	6,950,040 2,675,496 0	6,688 7,994 49,792
Laurette T. Koellner Executive V.P. and President, Connexion by Boeing	2005 2004 2003	595,481 565,269 535,692	414,200 484,900 263,600	148,565 192,066 484,188	(12) (12) (12)	723,409 700,218 271,136	0 0 0	4,974,182 1,911,078 0	5,686 6,956 35,683
Alan R. Mulally Executive V.P., President and Chief Executive Officer, Commercial Airplanes	2005 2004 2003	825,000 819,692 818,038	736,300 468,400 386,500	119,654 99,170 161,992	(13) (13) (13)	679,019 521,360 460,461	0 0 0	7,581,912 2,904,828 0	20,010 21,161 52,702
Harry C. Stonecipher(3) Former President and Chief Executive Officer	2005 2004 2003	496,442 1,500,000 109,615	0 1,260,000 91,700	0 163,251 57,365	(14) (14)	378,871 1,234,830 190,473	0 0 3,000	11,043,678 0 0	694,328 656,291 634,462

(1)	Mr. McNerney was appointed the Company’s President, Chief Executive Officer and Chairman of the Board of Directors effective July 1, 2005. He has served on the Company’s Board since 2001. For his services as a director in 2005 prior to being named Chief Executive Officer, Mr. McNerney received retainer fees of 1,730 deferred stock units, valued at $94,490 based on the closing prices of Boeing stock on the dates of grant.

(2)	Mr. Bell served as the Company’s President and Chief Executive Officer, on an interim basis, from March 6, 2005 until June 30, 2005. Mr. Bell continues to serve as the Company’s Executive Vice President and Chief Financial Officer.

(3)	Mr. Stonecipher served as the Company’s President and Chief Executive Officer from December 1, 2003 until his resignation on March 6, 2005. Mr. Stonecipher remained an employee of the Company until his retirement effective April 1, 2005.

(4)	Annual incentive compensation (consisting of cash payments reported in the Bonus column and BSUs reported in the Restricted Stock Awards column) is based on performance in the year shown, but is determined and paid during the following year.

(5)	The amount reported in the Other Annual Compensation column reflects perquisites and other personal benefits only if the aggregate amount of such compensation for the given year meets or exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus for the NEO. Perquisites and other personal benefits include expenses paid by the Company in connection with executive relocations and/or temporary living expenses that were previously reported in the All Other Compensation column.

(6)	The amount reported in the Restricted Stock Awards column for each officer is the value of (a) BSUs awarded in February 2006 for performance in fiscal year 2005 and (b) Restricted Stock, Restricted Stock Units (“RSUs”), Career Shares and matching deferred stock units awarded during the year. The amount reported for Mr. McNerney represents the value of equity grants received in replacement of forfeited equity from a prior employer. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer’s annual incentive award, using as a purchase price the Fair Market Value of the stock on that date. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions.) However, in accordance with the SEC’s proxy rules, the value of the BSUs awarded is shown here using the closing market price of the stock on the date of the award, which was $74.13 on February 27, 2006.

BSUs are stock units that earn dividend equivalents, which are accrued in the form of additional BSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of Boeing stock or cash equal to the Fair Market Value of one share at the time of vesting. Career Shares are stock units that are paid out in stock, contingent on the officer’s staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company’s Deferred Compensation Plan for Employees. For each deferral of salary into a stock unit account (up to 50%), annual cash incentive awards, vested BSUs and earned Performance Shares, the Company contributes an additional 25% of such stock units.

The following table shows the aggregate number and value of BSUs granted to each of the NEOs in 2006 for service in 2005, and the number and value of Restricted Stock, RSUs, Career Shares and matching deferred stock units granted to each of them in 2005. The values are based on the closing market price of Boeing stock on the dates of grant.

Grants of Restricted Stock and Restricted Stock Units

	Number of Shares or Units						Dollar Value of Shares or Units
	BSUs	Restricted Stock		RSUs	Career Shares	Matching Deferred Stock Units	BSUs	Restricted Stock	RSUs	Career Shares	Matching Deferred Stock Units
W. James McNerney, Jr.	0	391,000	*	0	0	0	$0	$25,289,880	$0	$0	$0
James A. Bell	4,926	0		22,433	2,516	0	365,148	0	1,516,040	138,305	0
James F. Albaugh	6,206	0		0	3,040	1,311	460,045	0	0	167,109	76,253
Laurette T. Koellner	3,620	0		0	2,411	5,213	268,360	0	0	132,533	322,517
Alan R. Mulally	6,594	0		0	3,460	0	488,823	0	0	190,196	0
Harry C. Stonecipher	0	0		0	0	6,637	0	0	0	0	378,871
*	The grant date and vesting schedule for Mr. McNerney’s restricted stock are discussed further in the description of his employment agreement in the “Employment Contracts and Termination of Employment Arrangements” section on page 33.

The following table shows the aggregate number and value of BSUs, Restricted Stock, RSUs, Career Shares and matching deferred stock units held by each of the NEOs at year-end, plus the BSUs awarded in 2006. The value of all such shares and units is based on the closing price of Boeing stock on December 30, 2005, which was $70.24 per share, except for the BSUs granted in 2006, whose value is based on the closing price of the stock on February 27, 2006, which was $74.13.

All Stock and Stock Units Outstanding

	Number	Value
W. James McNerney, Jr. *	391,000	$27,463,840
James A. Bell	48,354	3,415,571
James F. Albaugh	64,806	4,576,109
Laurette T. Koellner	53,014	3,737,819
Alan R. Mulally	73,393	5,180,743
Harry C. Stonecipher**	0	0
*	Mr. McNerney also has 11,702 deferred stock units outstanding for prior service as a nonemployee director.

**	Mr. Stonecipher has 4,963 deferred stock units outstanding for prior service as a nonemployee director.

(7)	Amounts shown represent the value of Performance Shares when they vested in 2005 and 2004, based on the Fair Market Value of the Boeing stock on the dates of vesting. Although reported here as dollar amounts, Performance Shares are distributed in shares of Boeing stock.

(8)	Amounts reported in the All Other Compensation column for 2005 include the sums of the values of (a) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, (b) premiums paid by the Company for term life insurance for the benefit of the insured, and (c) annual aggregate payments under the Company’s qualified and non-qualified retirement plans.

All Other Compensation

	(a)	(b)	(c)
W. James McNerney, Jr.	$31,419	$2,835	$0
James A. Bell	2,800	3,098	0
James F. Albaugh	2,800	3,888	0
Laurette T. Koellner	2,800	2,886	0
Alan R. Mulally	16,000	4,010	0
Harry C. Stonecipher	18,308	14,243	661,778

(9)	The amount for 2005 represents perquisites, including $58,495 for personal use of Company aircraft associated with relocation and $216,712 for other personal use of Company aircraft, and $30,204 in tax reimbursement for temporary housing and ground transportation associated with relocation.*

(10)	The amount for 2005 represents perquisites, including $79,631 for personal use of Company aircraft.*

(11)	The amount for 2005 represents perquisites, including $87,155 for personal use of Company aircraft. The amount for 2004 represents perquisites, including $59,292 for personal use of Company aircraft. The amount for 2003 represents perquisites, including $58,879 for personal use of Company aircraft and $38,992 for relocation and/or temporary living expenses paid by the Company, and $25,077 in tax reimbursement.*

(12)	The amount for 2005 represents perquisites, including $101,765 for personal use of Company aircraft, and $7,567 in tax reimbursement. The amount for 2004 represents perquisites, including $68,107 for personal use of Company aircraft and $57,440 for relocation and/or temporary living expenses paid by the Company, and $41,763 in tax reimbursement. The amount for 2003 represents perquisites, including $134,892 for personal use of Company aircraft and $166,168 for relocation and/or temporary living expenses paid by the Company, and $159,872 in tax reimbursement.*

(13)	The amount for 2005 represents perquisites, including $83,650 for personal use of Company aircraft, and $7,586 in tax reimbursement. The amount for 2004 represents perquisites, including $59,858 for personal use of Company aircraft, and $13,768 in tax reimbursement. The amount for 2003 represents perquisites, including $107,351 for personal use of Company aircraft, and $31,050 in tax reimbursement.*

(14)	The amount for 2004 represents perquisites, including $116,111 for personal use of Company aircraft. The amount for 2003 represents perquisites, including $15,820 for personal use of Company aircraft and $38,409 for financial counseling, and $1,536 in tax reimbursement.*

*	Certain executives are encouraged to use Company-owned aircraft for business and personal travel for security reasons and consistent with the Company’s Executive Protection Policy. Amounts represent the aggregate incremental cost to the Company for personal use of Company aircraft. This calculation is based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the Company-owned or leased aircraft, and the cost of maintenance not related to trips.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to option exercises in 2005 by the NEOs and the number and assumed value of outstanding options held by the NEOs at year-end. No options were granted to NEOs in 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
W. James McNerney, Jr.	0	0	4,020	3,780	$122,698	$124,460
James A. Bell	0	0	9,294	10,000	162,763	437,300
James F. Albaugh	10,000	136,168	10,002	10,000	175,418	437,300
Laurette T. Koellner	0	0	0	0	0	0
Alan R. Mulally	36,000	894,840	220,600	0	5,467,759	0
Harry C. Stonecipher	468,000	26,925,220	702,000	0	39,589,501	0

(1)	The value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions.)

(2)	Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 30, 2005, which was $70.24. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum annual increase in share price within a five-year period before any awards can be paid. The 2005 Performance Share awards are contingent on the Company’s achieving threshold, target and maximum stock prices of $74.49, $106.42 and $119.72, respectively, within five years from the date of grant. The grant date share price of Boeing stock for purposes of the 2005 Performance Share awards was $53.21 (the average daily closing of a share of Boeing stock on the NYSE over a 20-consecutive-day period ending on the date of grant).

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves one of the specified hurdles. The Performance Shares will be distributed in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed. The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 30%, 45%, 60%, 75% and 90% and if the target is achieved, then in increments of 110% and 120% up to the maximum 125%.

The following table sets forth information with respect to Performance Shares granted to the NEOs in 2005.

			Contingent Future Payouts at Specified Stock Prices
	Number of Shares	Performance or Other Period Until Maturation or Payout	Less Than $74.49 Threshold(#)	$74.49 Threshold (15%)	$106.42 Target (100%)	$119.72 Maximum (125%)
W. James McNerney, Jr.	0	—	—	—	—	—
James A. Bell	62,906	2005-2010	0	9,435	62,906	78,632
James F. Albaugh	76,012	2005-2010	0	11,401	76,012	95,015
Laurette T. Koellner	60,285	2005-2010	0	9,042	60,285	75,356
Alan R. Mulally	86,496	2005-2010	0	12,974	86,496	108,120
Harry C. Stonecipher	0	—	—	—	—	—

PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2006, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company’s Supplemental Executive Retirement Plan (the “SERP”), which is a non-qualified defined benefit plan. A portion of that benefit will be paid under the Company’s Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the benefit will be paid under the SERP. Retired executives’ tax-qualified benefits are pre-funded and are paid out of the assets of the qualified plan; however, non-qualified benefits are not pre-funded and are paid out of the Company’s general assets. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

	Years of Credited Service
Remuneration	15	20	25	30	35	40
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
600,000	144,000	192,000	240,000	288,000	336,000	384,000
900,000	216,000	288,000	360,000	432,000	504,000	576,000
1,200,000	288,000	384,000	480,000	576,000	672,000	768,000
1,500,000	360,000	480,000	600,000	720,000	840,000	960,000
1,800,000	432,000	576,000	720,000	864,000	1,108,000	1,152,000
2,100,000	504,000	672,000	840,000	1,008,000	1,176,000	1,344,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000	1,536,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000

Under the SERP, credited service is generally counted from commencement of employment. Pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the last five years of employment. Compensation includes average annual salary plus average annual incentive compensation (both annual cash bonus and BSU awards) and does not include any other forms of remuneration. Benefits calculated under the SERP are limited to 100% of a participant’s annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan.1 Had Mr. Mulally attained age 65 and retired on January 1, 2006, his benefit calculated under the SERP formula would have exceeded his annual salary by approximately $179,000 per year. Because the SERP limits pension benefits to 100% of annual salary, Mr. Mulally’s benefits would have been reduced accordingly. Mr. Albaugh’s, Mr. Bell’s and Ms. Koellner’s benefits have not exceeded the SERP limit and would therefore not have been reduced.

The following table provides the credited years of service and compensation covered for the following NEOs.

	Years of Credited Service	Compensation Covered
James F. Albaugh	21.7	$1,315,506
James A. Bell	34.8	$705,624
Laurette T. Koellner	28.0	$991,558
W. James McNerney, Jr.	Not yet a participant	Not yet applicable
Alan R. Mulally	36.6	$1,715,487

Upon Mr. Stonecipher’s original retirement as Vice Chairman of the Board on June 1, 2002, he began receiving his annual retirement benefit of $631,000, which he continued to receive upon re-employment with the Company. This benefit reflects the terms of an employment agreement that applied to his first period of employment. Under that agreement, he received credit for twice as many years of service as he actually worked for the Company. Upon his retirement effective April 1, 2005, Mr. Stonecipher had accrued an additional annual benefit under the Pension Value Plan and the SERP for his period of re-employment from December 1, 2003 through March 31, 2005 (partially offset by the value of payments he received prior to his retirement) in the amount of $40,900.

The Company entered into an employment agreement with Mr. McNerney, as described further in the summary of his employment agreement in the “Employment Contracts and Termination of Employment Arrangements” section below. Under this agreement Mr. McNerney has a “target benefit” payable from Boeing (including qualified pension benefits, non-qualified pension benefits, and the employment agreement) that is offset by pension benefits payable by previous employers, 3M and General Electric. This target benefit begins at 25% of the highest average annual compensation and increases over five years to 50% of the highest average annual compensation. The average annual compensation is calculated based on the General Electric plan rules as of December 31, 2000 and is the highest three years out of ten including compensation at prior employers. For service accrued through December 31, 2005, the annual benefit was $1,271,188 per year. The benefit is payable as a lump sum and is subject to vesting as described in the summary of his employment agreement below.

(1)	The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base pay depending on the participant’s age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant’s account is converted into an annuity.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Employment Agreement With Mr. McNerney. The Company has entered into an employment agreement with Mr. McNerney providing for his employment as President and Chief Executive Officer of the Company and for his election as Chairman of the Board of Directors of the Company. The initial term of the agreement ends on July 1, 2008, but, beginning on July 1, 2006, the term automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be automatically extended.

The agreement provides for an initial annual base salary of $1.75 million and that Mr. McNerney will be eligible to participate in the Company’s bonus and other incentive compensation plans. He is eligible to earn an annual target bonus measured against objective financial criteria of at least 170% of base salary, with a maximum annual bonus of 230% of base salary and a potential reduced bonus for achievements below target in accordance with the applicable bonus plan. Mr. McNerney’s 2005 annual bonus is no less than his target bonus, less all quarterly bonus amounts received from 3M, his prior employer, for performance during 2005.

The agreement also required the Company to grant Mr. McNerney the following restricted stock awards designed to compensate him for unvested equity awards he forfeited upon leaving 3M: (i) for forfeited stock options, 159,000 shares of restricted stock with vesting and restrictions lapsing in five equal annual installments beginning on May 10, 2006; (ii) for forfeited restricted stock awards, 162,000 shares of restricted stock with vesting and restrictions lapsing in six equal annual installments beginning on January 1, 2006; and (iii) for forfeited restricted stock awards, 70,000 shares of restricted stock with vesting and restrictions lapsing in three equal annual installments beginning on July 1, 2006. Mr. McNerney will receive dividend equivalents in cash as and when declared and paid. He participates in all Company long-term incentive programs extended to other senior executives at levels commensurate with his position. He is subject to the Company’s stock ownership guidelines, and the restricted stock counts for purposes of the guidelines.

The agreement also requires the Company to provide Mr. McNerney supplemental retirement benefits designed to compensate him for benefits provided by 3M that he forfeited. The supplemental retirement benefit is calculated based on the actuarial equivalent of an annuity payable for his lifetime commencing at age 62 equal to 50% of his highest three-consecutive-year average compensation over the prior ten-year period of employment at the Company, 3M and General Electric, another prior employer. The supplemental pension will be offset by other retirement benefits payable from the Company, 3M and General Electric. The supplemental retirement benefit is payable in a lump sum as of the date of his termination of employment or an earlier change in control. The supplemental retirement benefit is 50% vested upon July 1, 2005. The remaining half will be accrued on a pro rata basis over a period of five years beginning January 1, 2006. Mr. McNerney is 100% vested in any accrued portion of the supplemental retirement benefit, except that he will forfeit the entire supplemental retirement benefit if he voluntarily terminates employment without good reason before July 1, 2008 and accepts employment or any other position with substantially comparable compensation elsewhere at any time within one year after such termination of employment.

Upon involuntary termination without cause or voluntary termination for good reason, Mr. McNerney will receive severance benefits as follows: (i) full vesting of all restricted stock awards; (ii) supplemental retirement benefit accrued to date, with additional credit for supplemental retirement benefit service for the severance period; and (iii) severance and any welfare benefit continuation provided in accordance with any Company plan, but no less than (a) two times the sum of Mr. McNerney’s base salary plus his then-current target bonus amount; (b) continued participation for two years in all health and welfare plans or, if not available, the value thereof, reduced by comparable subsequent employer benefits; and (c) a pro rata bonus for the termination year based on actual performance for the year. The benefits specified in clause (iii) above do not apply in the case of any termination of Mr. McNerney’s employment at or after he reaches age 62.

Upon a change in control, Mr. McNerney will receive such change-in-control benefits as may be provided to other senior executives, except that, in the event of a termination of employment in contemplation of or within two years after a change in control in which severance would be payable as described above, he will receive change–in-control benefits as described above regarding severance, except that “three” will be substituted for “two” in subclauses (iii)(a) and (b) above. Mr. McNerney will receive additional credit for supplemental retirement benefit service for the severance period.

Pursuant to the agreement, Mr. McNerney is entitled to participate in the Company’s senior executive benefit plans. In addition, Mr. McNerney receives relocation benefits in accordance with the Company’s relocation policy, including packing and moving expenses, 11 months of temporary housing, house-hunting travel, and closing costs on the sale of his current residence and on the purchase of a new residence in the Chicago area, with a gross-up for income taxes. For further discussion on the arrangement concerning closing costs on the sale of his current residence, please see “Related-Party Transactions” on page 35. Finally, upon completion of five years of continuous employment with the Company, Mr. McNerney will be deemed “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to the Company’s senior executives.

Executive Layoff Benefit Plan. The Boeing Executive Layoff Benefit Plan (the “Plan”) is an ongoing layoff benefits program for executives who are involuntarily laid off from the Company. The Plan is intended to constitute a welfare benefit severance plan under the Employee Retirement Income Security Act of 1974, as amended. The Plan is unfunded and paid directly from the general assets of the Company.

Benefits under the Plan are provided when an executive-level position is eliminated by the Company, the executive does not become employed elsewhere within the Company, and the executive is involuntarily laid off. In addition, if the scope, duties or responsibilities of an executive position have changed significantly, and the position is no longer evaluated as an executive-level position, then the executive position is deemed eliminated and the key executive is eligible for benefits under the Plan, unless the executive either (i) accepts a position within the Company (including a nonexecutive position) or (ii) rejects an executive-level position offer.

Eligible participants under the Plan receive a layoff benefit equal to one year of base salary at the time of layoff, plus the employee’s annual target incentive compensation, multiplied by the Company’s actual performance score for the year during which the layoff event occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement.

The Plan is administered by the Compensation Committee of the Board of Directors.

RELATED-PARTY TRANSACTIONS

The Company engaged an independent relocation company (the “Provider”) to provide certain relocation and related services for eligible employees. The Company’s relocation program includes a guaranteed purchase offer provision for an employee’s pre-move residence under which the Provider offers to purchase an employee’s former residence at the average of two independent appraisals of the property or the price offered by a third-party buyer.

Pursuant to such an arrangement, on December 21, 2004 the Provider submitted a guaranteed purchase offer for Ms. Koellner’s Illinois residence at a purchase price determined by independent appraisals of the property. The Provider paid Ms. Koellner the purchase price when she vacated the Illinois residence. The Company reimbursed the Provider for the loss from the resale of the Illinois residence to a third-party buyer, net of fees and interest paid to the Provider in connection with this arrangement. In connection with the relocation of Ms. Koellner, the Company paid the Provider $164,989 in reimbursement for the loss on resale, closing costs and interest from December 2004 to July 2005.

In December 2005, the Company engaged the services of the Provider in connection with the sale of the Minnesota residence of Mr. McNerney. Pursuant to this arrangement, in January 2006 the Provider submitted a guaranteed purchase offer for the Minnesota residence at a purchase price determined by independent appraisals of the property. Mr. McNerney and his family continue to use the Minnesota residence and Mr. McNerney will continue to pay the carrying costs on the residence until they vacate. The Provider will pay Mr. McNerney the purchase price, unless he receives a higher bid price from a third-party buyer prior to the expiration of the offer, when he vacates the Minnesota residence. The Company will receive the proceeds, or will reimburse the Provider for any loss, from the resale of the Minnesota residence to a third-party buyer, net of fees and interest to be paid to the Provider in connection with this arrangement. In connection with the relocation of Mr. McNerney, the Company has not made any payments to the Provider as of February 28, 2006 because the residence has not yet been sold.

ITEM 2.  MANAGEMENT PROPOSAL TO APPROVE THE BOEING COMPANY

ELECTED OFFICER ANNUAL INCENTIVE PLAN

On February 27, 2006, the Board of Directors, on the recommendation of its Compensation Committee and subject to shareholder approval, adopted The Boeing Company Elected Officer Annual Incentive Plan (the “Annual Incentive Plan”) to qualify certain executive compensation under the Internal Revenue Code’s criteria for tax deductibility. The Board directed that the Annual Incentive Plan be submitted to shareholders for approval so that the payment of bonus awards under the Annual Incentive Plan to the Chief Executive Officer and the four other executive officers whose compensation is described each year in the summary compensation table of the Company’s proxy statement (the “covered employees”) will be fully deductible as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The Company is submitting the Annual Incentive Plan for shareholder approval as required by Section 162(m). If the Annual Incentive Plan is approved by shareholders, it will supersede and replace the Company’s Incentive Compensation Plan for purposes of qualifying bonus awards to covered employees as performance-based compensation under Section 162(m). The Incentive Compensation Plan was most recently approved by shareholders as amended and restated on April 28, 1997. The Annual Incentive Plan is not intended as a new compensation program but is intended as a way to continue to maximize deductibility of compensation.

The principal features of the Annual Incentive Plan are summarized below. This summary does not contain all information about the Annual Incentive Plan. A copy of the complete text of the Annual Incentive Plan is included in Appendix A to this proxy statement, and the following description is qualified in its entirety by reference to the text of the Annual Incentive Plan.

Summary of Terms

Purpose. The primary purpose of the Annual Incentive Plan is to pay covered employees appropriate bonuses for their performance and to obtain, for federal income tax purposes, the deductibility of bonus awards made under the Annual Incentive Plan. Accordingly, the bonus awards are intended to constitute “qualified performance-based compensation” under Section 162(m).

Administration–The Compensation Committee. The Compensation Committee (the “Committee”) of the Board of Directors is responsible for administering the Annual Incentive Plan. Each member of the Committee is an “outside director” as defined for purposes of Section 162(m).

Eligibility and Participation. Each elected officer of the Company who is an officer for purposes of Section 16 of the Exchange Act is eligible to participate in the Annual Incentive Plan. To receive an award under the Annual Incentive Plan, an elected officer must be the Chief Executive Officer or one of the four other officers who the Committee determines is a covered employee within the meaning of Section 162(m) for the performance period.

Performance-Based Compensation Under Section 162(m). The performance goal for each performance period requires positive Adjusted Operating Cash Flow. The maximum bonus award that a covered employee may be paid under the Annual Incentive Plan for the performance period is expressed as a percentage of adjusted operating cash flow for the performance period. This percentage is 0.40% for the Company’s Chief Executive Officer and 0.15% for each of the other four covered employees. For purposes of the Annual Incentive Plan, adjusted operating cash flow means the Company’s net cash provided by operating activities, adjusted to eliminate the effect of net customer financing cash flows, all as reported in the Company’s annual consolidated financial statements.

After the end of each performance period, the Committee will determine and certify in writing the amount of bonus to be awarded to each covered employee in accordance with the limitations established by the Annual Incentive Plan. The Committee may determine it is appropriate to pay less than the maximum bonus award amount to a covered employee, but not more. Subject to the maximum bonus award described above, actual award amounts will be based on Company and individual performance and competitive pay levels as determined by the Committee.

Payment of Bonus Awards. All bonus awards will be paid in cash, in stock or stock-based awards, or in any combination thereof, at such times and on such terms as are determined by the Committee. Any stock or stock-based awards will be issued or granted under the Company’s 2003 Incentive Stock Plan, or any successor plan.

Participants will be permitted to defer payment of all or a portion of their bonus awards in accordance with the terms of any deferred compensation plan of the Company.

Termination and Amendment. The Annual Incentive Plan will remain in effect until it is terminated by the Board of Directors. Before that date, the Board may amend the Annual Incentive Plan at any time, except that, to the extent it would cause the Annual Incentive Plan to fail to qualify as “qualified performance-based compensation,” the Committee will not have the power to change the material terms of the performance goals unless (i) the Committee establishes the modified performance goals no later than the deadline established under Section 162(m) and (ii) no bonus awards are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s shareholders. No amendment that adversely affects a participant’s right to or interest in a bonus awarded by the Committee prior to the date of an amendment can be effective unless the participant agrees to the amendment in writing.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE BOEING COMPANY ELECTED OFFICER ANNUAL INCENTIVE PLAN.

ITEM 3.  MANAGEMENT PROPOSAL TO APPROVE AMENDMENT OF THE BOEING COMPANY 2003 INCENTIVE STOCK PLAN

The Board of Directors, the Compensation Committee and Company management all believe that the effective use of stock-based long-term incentive compensation has been integral to the Company’s success in the past and is vital to its ability to achieve continued strong performance in the future. Subject to the approval of the Company’s shareholders, the Board has adopted amendments (the “Amendments”) to the Company’s 2003 Incentive Stock Plan (the “2003 Plan”). The Company is asking for approval of the 2003 Plan as proposed to be amended for several purposes, including to

•	Enable the continued use of the 2003 Plan for stock-based incentive awards and

•	Enhance the ability to make tax-efficient cash-based incentive awards, which will allow the structuring of long-term incentive compensation packages based on a mix of stock-based and cash-based incentives.

The principal features of the 2003 Plan as it exists today and as it is proposed to be amended are summarized below. This summary does not contain all information about the 2003 Plan. A copy of the complete text of the 2003 Plan as it is proposed to be amended is included in Appendix B to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the 2003 Plan.

Highlights of the Proposed Amendments

The 2003 Plan authorizes the Compensation Committee to award stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of Boeing stock for the purpose of recruiting, motivating and retaining the caliber of employees essential for achievement of the Company’s success. The highlights of the proposed Amendments to the 2003 Plan (each material Amendment is described below under the heading “Summary of the 2003 Plan as Proposed to Be Amended” and the Amendments are reflected in the attached 2003 Plan document) include:

•	Increase in Shares Authorized. The Company proposes to increase the aggregate number of shares of Boeing stock authorized for issuance under the 2003 Plan by 30 million, for a total of 60 million. As of February 27, 2006, there were a total of approximately 5 million shares available for grant under the Company’s continuing equity plans, of which approximately 3.5 million shares remained under the 2003 Plan and approximately 1.5 million shares remained under the Company’s 1997 Incentive Stock Plan (the “1997 Plan”). Subject to shareholder approval of the 2003 Plan as proposed to be amended, the Company’s Incentive Compensation Plan, which currently has approximately 2.7 million shares available for grant, will be amended to provide that no further equity awards will be made under that plan.

By increasing the number of shares authorized under the 2003 Plan, the Company believes it will have the flexibility to continue to provide equity incentives in amounts determined appropriate by the Committee over the next three years. The Company’s average annual burn rate for 2003 through 2005, which is the total number of shares subject to equity awards granted in a given year divided by the total number of shares of Boeing stock outstanding, was 1.7%. If shareholders approve the 2003 Plan as proposed to be amended including the request for 30 million additional shares, the total number of shares available for grant under the 2003 Plan and the 1997 Plan, plus the number of shares subject to outstanding awards under all the Company’s current and prior equity plans as of February 27, 2006, would be approximately 92 million shares. As of the record date, the total number of shares of Boeing stock outstanding was approximately 761,288,000.

•	Increase in the Limit on Cash-Based Awards. The Company is proposing changes to the 2003 Plan designed to continue and enhance the Company’s ability to achieve tax-deductibility for incentive awards granted under the 2003 Plan. Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), in order for compensation in excess of $1 million paid in any year to certain executive officers to be deductible by the Company, such compensation must qualify as “performance-based.” Generally, these executive officers are the five Named Executive Officers who are named in the summary compensation table of the Company’s proxy statement each year (the “covered employees”). One element of such qualification is that shareholders approve the material terms of the performance goals for such awards, including a limit on the amount that can be paid under an award to a covered employee in a specified period.

As discussed in the Compensation Committee Report on page 23 of this proxy statement, beginning in 2006 the Company is transitioning to a new long-term incentive compensation program that will replace stock-based performance shares and restricted career shares with a mix of stock options and cash-based performance awards with three-year performance periods. The Company believes that the current Section 162(m) limit on cash-based performance awards must be higher to provide tax-efficient rewards to the Company’s most senior executive officers. For this reason, the Company is seeking shareholder approval of an increase in the Section 162(m) limit for cash-based awards, as described more fully below.

The 2003 Plan has also been amended to clarify provisions in the 2003 Plan and the Company’s intent that all awards satisfy the requirements of recently enacted changes to tax rules governing nonqualified deferred compensation.

Highlights of Certain Continuing Provisions

•	No Discount Stock Options. The 2003 Plan generally prohibits the grant of stock options with an exercise price less than the fair market value of Boeing stock on the date of grant.

•	No Repricing of Stock Options. The 2003 Plan prohibits the repricing of stock options either by amendment of an award agreement or by substitution of a new option award at a lower price.

•	Independent Committee Administration. The 2003 Plan is administered by committees of the Board of Directors whose members satisfy the independence standards of the New York Stock Exchange, the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934, and the “outside director” requirement of Section 162(m).

Summary of the 2003 Plan as Proposed to Be Amended

Shares Available for Issuance

Currently, the number of shares of Boeing stock available for issuance under the 2003 Plan generally will not exceed 30 million. The 2003 Plan provides that no more than 6 million shares may be issued for awards (other than stock options and stock appreciation rights) that are not subject to restrictions based on the satisfaction of specified performance goals or are not granted in lieu of payment of performance-based cash incentive awards, and no more than 1.5 million of those shares may be issued for awards that are not subject to restrictions or are subject to restrictions based solely on continuous employment or services for less than three years (except when termination is due to death, disability, retirement or layoff).

The Company is proposing to increase the aggregate number of shares of Boeing stock that may be issued in respect of awards under the 2003 Plan by 30 million, to 60 million, and to increase the aggregate number of shares of stock that may be issued for awards (other than stock options and stock appreciation rights) that are not subject to restrictions based on the satisfaction of specified performance goals or are not granted in lieu of payment of performance-based cash incentive awards from 6 million to 12 million, and the number of those shares that may be issued for awards that are not subject to restrictions or are subject to restrictions based solely on continuous employment or services for less than three years (except when termination is due to death, disability, retirement or layoff) from 1.5 million to 3 million. The Company is proposing to eliminate the provision in the current 2003 Plan which provides that the Board of Directors may increase the number of shares of Boeing stock available for issuance under the 2003 Plan by an additional 3 million shares if, in the future, Boeing acquires another company and substitutes awards for the acquired company’s outstanding stock option or equity award commitments or otherwise grants awards in connection with the acquisition.

If there is any change in Boeing stock by reason of any stock split, stock dividend, spin-off, recapitalization, merger, consolidation, combination, or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in the Company’s corporate or capital structure, the Committee shall make proportional adjustments to the maximum number and kind of securities (i) available for issuance under the 2003 Plan, (ii) available for issuance as incentive stock options, (iii) that may be subject to awards received by any participant in any one calendar year, (iv) that may be subject to different types of awards, and (v) that are subject to any outstanding award, and the price of each security.

Currently the 2003 Plan provides that shares covered by an award will not count against the shares available for issuance under the 2003 Plan until they are actually issued and delivered to a participant. If an award granted under the 2003 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by such award will again be available for use under the 2003 Plan. In addition, the number of shares available for issuance under the 2003 Plan will not be reduced to reflect any dividends or dividend equivalents that are credited to outstanding stock or stock unit awards. Shares that are (i) tendered by a participant or retained by the Company as payment for the purchase price of an award or to satisfy tax withholding obligations or (ii) covered by an award that is settled in cash will be available for issuance under the 2003 Plan.

The Company is proposing to amend the 2003 Plan to provide that (i) shares subject to awards issued by the Company in substitution for awards previously granted by an acquired company and (ii) the number of shares subject to an SAR over the number of shares that are delivered to the Participant upon exercise of the SAR will not count against the shares available for issuance under the 2003 Plan. The Company is also proposing to amend the 2003 Plan to eliminate a provision permitting shares reacquired by the Company on the open market using cash proceeds received by the Company from the exercise of stock options to become available for issuance under the 2003 Plan.

Eligibility

Awards may be made to any employee, officer or director of the Company and its affiliated companies. As of February 27, 2006, approximately 153,000 persons were eligible to receive awards under the 2003 Plan.

Administration

The 2003 Plan will be administered by the Compensation Committee of the Board of Directors, except that with respect to participants who are nonemployee directors, the 2003 Plan will be administered by the Governance, Organization and Nominating Committee of the Board. The Board or the Compensation Committee may delegate the administration in accordance with the terms of the 2003 Plan. References to the “Committee” are to the Compensation Committee, the Governance, Organization and Nominating Committee or other delegatee, as applicable.

Types of Awards

Stock Options. The Committee may grant either incentive stock options, which comply with Section 422 of the Internal Revenue Code, or nonqualified stock options. The Committee sets option exercise prices and terms, except that the exercise price of a stock option generally may be no less than 100% of the fair market value of the shares on the date of grant (for these purposes, fair market value means the average of the high and low per share trading prices, or the average of the opening and closing prices, or the closing price, if so determined by the Committee, for Boeing stock on the New York Stock Exchange during regular session trading for a single trading day). At the time of grant, the Committee in its sole discretion will determine when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years.

Stock Appreciation Rights (“SARs”). The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2003 Plan or on a stand-alone basis. SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of an SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related stock option to the extent of the SAR exercise.

Performance Share Awards, Performance Unit Awards, Stock Awards, Restricted Stock and Stock Unit Awards, and Other Awards. The Committee may grant awards of restricted stock, restricted stock units, performance shares denominated in shares of Boeing stock, performance units denominated in cash, and other stock and cash-based awards, which may include the payment of stock in lieu of cash (including cash payable under other Company incentive or bonus programs) or the payment of cash (which may or may not be based on the price of the Company’s common stock). Such awards may be contingent on continued service or the attainment of certain performance goals. The Committee may decide to include dividends or dividend equivalents as part of an award of shares of Boeing stock (or awards denominated in shares of Boeing stock) and may accrue dividends, with or without interest, until the award is paid.

Section 162(m) Awards. The Committee may grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m). Such awards may consist of stock options, SARs, stock awards, performance shares, performance units or other awards, and may be conditioned upon the attainment of certain performance goals relating to one or more business criteria within the meaning of Section 162(m). The Company is proposing for shareholder approval, as required by Section 162(m), that these business criteria will continue to be profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets. Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any performance criteria may include or exclude nonrecurring items, which are items deemed by the Committee not to be reflective of the Company’s core operating performance, including exogenous events, acquisitions, divestitures, changes in accounting principles or extraordinary items determined under generally accepted accounting principles.

The 2003 Plan imposes annual per-participant award limits. Currently, the 2003 Plan provides that no participant may receive in any one calendar year awards relating to more than 2 million shares of Boeing stock. The Company is proposing to amend the 2003 Plan to reduce the share limit to 1 million shares for stock-based awards (other than stock options and SARs) that are intended to qualify as performance-based awards under Section 162(m). The share limit for stock options and SARs will remain 2 million shares.

Currently, the 2003 Plan provides that the maximum amount that may be earned in a calendar year by a covered employee under a performance unit award may not exceed $3 million. The Company is proposing to amend the 2003 Plan so that the maximum aggregate dollar amount that may be paid to a covered employee in a calendar year pursuant to a performance unit or other cash-based award that is intended to qualify as a Section 162(m) performance-based award is expressed as a percentage of cumulative adjusted operating cash flow for the performance period. For purposes of the 2003 Plan, adjusted operating cash flow means the net cash provided by operating activities of the Company, adjusted to eliminate the effect of net customer financing cash flows, all as reported in the Company’s annual consolidated financial statements. The percentage is 0.50% for the Company’s Chief Executive Officer and 0.20% for each of the other four covered employees. The actual amount to be paid pursuant to a performance unit award will be determined by the Committee, which may determine that it is appropriate to pay less than the maximum award amount to a covered employee, but not more.

Amendment and Termination of the 2003 Plan

The Board of Directors or the Committee may amend the 2003 Plan, except that if any applicable statute, rule or regulation requires shareholder approval with respect to any amendment of the 2003 Plan, then to the extent so required, shareholder approval will be obtained. Shareholder approval will also be obtained for any amendment that would delete or limit the scope of the 2003 Plan provisions prohibiting repricing of options and any amendment that would increase the number of shares stated as available for issuance under the 2003 Plan. Unless sooner terminated by the Board, the 2003 Plan currently would terminate on April 28, 2013. As proposed to be amended, the 2003 Plan would terminate on February 27, 2016.

Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences to us and to recipients of certain awards under the 2003 Plan. The summary is based on the Internal Revenue Code and the U.S. Treasury regulations promulgated thereunder in effect as of the date of this proxy statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the 2003 Plan. For example, the summary does not discuss the ramifications of the recent deferred compensation legislation on awards. The Company is proposing to amend the 2003 Plan to address several issues related to this legislation and to add an express provision stating that it is the intent of the Company that, to the extent awards under the 2003 Plan are considered deferred compensation, the awards will satisfy the requirements of the new deferred compensation provisions of the Internal Revenue Code, and to make it clear that the Committee is to interpret and administer the 2003 Plan accordingly.

Nonqualified Stock Options and SARs. A recipient will not have any income at the time a nonqualified stock option or SAR is granted, nor will the Company be entitled to a deduction at that time. When a nonqualified stock option is exercised, the recipient generally will recognize ordinary income (whether the option price is paid in cash or by surrender of shares of Boeing stock), in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option price. When an SAR is exercised, the recipient will recognize ordinary income equal to the sum of (i) any gross cash proceeds payable and (ii) the fair market value on the exercise date of any shares received.

Incentive Stock Options. A recipient will not have any income at the time an incentive stock option (“ISO”) is granted. Furthermore, a recipient will not have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the option price will be a preference item that could create an alternative minimum tax liability for the recipient. If a recipient disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the recipient (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Internal Revenue Code. Conversely, if the recipient disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the recipient will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price and (ii) the excess of the amount received for the shares over the option price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares were held.

Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units. A participant generally will not have taxable income upon grant of restricted stock, restricted stock units, performance shares or performance units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

The Company generally will be entitled to a tax deduction in connection with an award under the 2003 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the deduction is not disallowed by Section 162(m) or otherwise limited by the Internal Revenue Code.

Section 162(m) Awards and Other Awards. Under Section 162(m), in order for compensation in excess of $1 million paid in any year to certain executive officers to be deductible by the Company, such compensation must qualify as “performance-based.” As discussed above, the 2003 Plan allows the Committee to make awards that would be performance-based for purposes of exemption from the limitations of Section 162(m). Nothing precludes the Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m).

Plan Benefits

All awards to employees, officers, directors and consultants under the 2003 Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2003 Plan are not determinable at this time. However, please refer to the description of grants made to nonemployee directors in the last fiscal year under the heading “Director Compensation” on page 12 of this proxy statement.

With respect to awards to executive officers, by way of reference, the Company is including the following information about performance awards and stock options granted on February 27, 2006 for the Named Executive Officers and all executive officers as a group. As noted earlier, beginning in 2006 the Company’s long-term incentive compensation program will consist of a mix of stock options and cash-based performance awards. For performance award grants made on February 27, 2006, the awards will pay out based on the achievement of long-term financial goals at the end of a three-year performance period. The Committee selected economic profit as the performance measure for the 2006-2008 performance period. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 to $200 per unit, depending on the Company’s performance against plan for the period ending on December 31, 2008. As a result, final awards may range from 0% to 200% of an individual’s target. Payment will be made (at the discretion of the Committee) in the form of cash, stock or a combination of cash and stock. For stock options granted on February 27, 2006, the options will have an exercise price of $74.45, equal to the Fair Market Value of Boeing stock on February 27, 2006, vest annually over a three-year period and expire ten years after the date of grant.

The following table sets forth information with respect to performance awards and stock options granted on February 27, 2006 for the Named Executive Officers and all executive officers as a group.

	Cash-Based Performance Awards			Stock Options(1)
	Number of Units	Performance Period	Estimated Future Payout at Target ($)	Number of Shares Underlying Options ($)
W. James McNerney, Jr.	56,875	2006-2008	$5,687,500	261,000
James A. Bell	12,675	2006-2008	1,267,500	66,000
James F. Albaugh	16,088	2006-2008	1,608,800	66,000
Laurette T. Koellner	6,600	2006-2008	660,000	20,000
Alan R. Mulally	16,088	2006-2008	1,608,800	66,000
Harry C. Stonecipher	0	—	—	0
All Executive Officers as a group (14 persons)	155,462	2006-2008	15,546,200	681,800

To the extent the 2006 performance awards granted to individuals who may be covered employees on the date of payout in 2009 permit potential payout at above the current 2003 Plan limit of $3 million for performance unit awards, those awards were granted subject to shareholder approval of the proposed amendment of the 2003 Plan to increase the Section 162(m) limit for performance unit and other cash-based awards that are intended to qualify as Section 162(m) performance-based awards. Should shareholder approval of this amendment not be obtained, the 2006 performance awards, and any similar future performance unit awards, to the extent they may exceed the current Section 162(m) limit on amounts payable to covered employees, will not be paid or awarded. The Committee will then make a determination in its business judgment as to the appropriate compensation for the affected covered employees, considering the benefits and costs to the Company, including the additional costs arising from the inability for the Company to deduct all or a portion of the compensation paid to the executives.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT OF THE BOEING COMPANY 2003 INCENTIVE STOCK PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains four equity compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. Each of these compensation plans was approved by shareholders. The following table sets forth information regarding outstanding options and shares available for future issuance under these plans as of December 31, 2005:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders	56,168,348	(1)(2)	$45.40	10,829,000	(3)(4)(5)(6)(7)
Equity compensation plans not approved by shareholders(8)	None		None	None

Total	56,168,348	(1)(2)	$45.40	10,829,000	(3)(4)(5)(6)(7)

(1)	Includes 24,859,000 Performance Shares at the target level. An additional 7,335,493 shares could be paid if performance goals are achieved at above target level. Because there is no exercise price associated with Performance Shares, such shares are not included in the weighted average price calculation.

(2)	Includes 14,951,348 restricted stock units and other stock unit awards. These include 12,913,910 deferred stock units that are convertible into either stock or a cash equivalent, of which 12,401,316 are vested and the remainder vest with employee service. Because there is no exercise price associated with these units, such units are not included in the weighted average price calculation.

(3)	The Company may grant stock, restricted stock, stock unit, performance share and performance unit awards, as well as stock options and stock appreciation rights, under its employee equity compensation plans.

(4)	Pursuant to a program adopted by the Governance, Organization and Nominating Committee, effective January 1, 2005, under the Company’s 2003 Incentive Stock Plan, each of the nonemployee directors will receive an automatic grant of $130,000 in value of deferred stock units that are awarded at the same time that the director’s annual cash retainer is paid.

(5)	Represents 6,277,000 shares available under the 2003 Plan, 1,587,000 shares available under the 1997 Plan, and 2,965,000 available under the Incentive Compensation Plan.

(6)	This number does not include the 30 million additional shares proposed to be authorized for issuance under the 2003 Incentive Stock Plan as proposed to be amended subject to shareholder approval.

(7)	This number will be decreased to approximately 5 million shares, reflecting (i) the following occurrences on February 27, 2006: (a) a decrease of 6.4 million shares from the 2003 Plan due to the grant of stock options, (b) a decrease of 1.9 million shares from the 2003 Plan due to the grant of Performance Awards that may be paid in shares (calculated at the target level based on the closing market price of Boeing stock on February 27, 2006, which was $74.13), (c) a decrease of approximately 650,000 shares primarily from the 2003 Plan and the 1997 Plan due to the issuance of restricted stock units and other stock units, and (d) an increase of 5.9 million shares to the 2003 Plan due to the forfeiture of the 2001 Performance Shares, and (ii) subject to shareholder approval of the 2003 Plan as proposed to be amended, the amendment of the Company’s Incentive Compensation Plan to provide that no further equity awards will be made from the approximately 2.7 million shares that were available for grant under that plan as of February 27, 2006.

(8)	The table does not include stock options that the Company assumed in connection with its acquisition of McDonnell Douglas Corporation. The assumed options are for the purchase of 702,000 shares of Boeing stock and have a weighted-average exercise price of $14.21 per share. In the event that any assumed option is not exercised, no further option to purchase shares of Boeing stock will be issued in place of such unexercised option.

ITEM 4.  MANAGEMENT PROPOSAL TO APPROVE AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BY-LAWS TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS

The Board of Directors, in its continuing review of corporate governance matters, and after careful consideration and upon recommendation by the Governance, Organization and Nominating Committee of the Board, has concluded that it is advisable and in the best interests of the Company and its shareholders to remove the remaining supermajority vote provisions in the Company’s organizational documents. These supermajority vote provisions relate to certain fundamental aspects of the Company’s governing instruments such as shareholder meetings, the number and removal of directors, the filling of vacancies on the Board and cumulative voting.

The Company’s Restated Certificate of Incorporation (Article Tenth) requires either (a) the recommendation of a majority of the “Continuing Directors,” together with the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote for the election of directors, or (b) the affirmative vote of the holders of record of at least 75% of the outstanding shares entitled to vote for the election of directors before amendments can be made to the provisions in the Restated Certificate of Incorporation relating to:

•	Cumulative voting on the election of directors;

•	The Board’s power to amend the Company’s By-Laws;

•	The authority of the By-Laws to fix the number of directors, the manner in which vacancies are filled and the removal of officers and directors;

•	The manner in which shareholders can take action;

•	The manner in which the Restated Certificate of Incorporation can be amended; and

•	The manner in which Article VIII of the Company’s By-Laws can be amended.

A “Continuing Director” is a member of the Board of Directors who was a director prior to May 5, 2004, or any director who was recommended for election by the Continuing Directors.

The Company’s By-Laws (Article VIII, Section 3) require either (a) the affirmative vote of all of the members of the Board of Directors (including the Continuing Directors), or (b) the affirmative vote of the holders of record of at least 75% of the outstanding shares entitled to vote for the election of directors before amendments can be made to provisions regarding:

•	The holding of annual meetings of shareholders;

•	The calling of special meetings of shareholders;

•	Notices of annual and special meetings;

•	The number, term and removal of directors; and

•	The filling of vacancies on the Board of Directors.

The Company’s By-Laws also require (Article VIII, Section 4) either (a) the recommendation of a majority of the Continuing Directors, together with the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote for the election of directors, or (b) the affirmative vote of the holders of record of at least 75% of the outstanding shares entitled to vote for the election of directors before changes can be made to the way in which the By-Laws are amended.

APPROVAL OF THIS PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY ENTITLED TO VOTE FOR THE ELECTION OF DIRECTORS.

If the shareholders approve the proposal:

•	all amendments to the Restated Certificate of Incorporation, including those related to the current 75% voting requirement, would require approval of the amendment by a majority of the outstanding shares entitled to vote on the amendment; and

•	all amendments to the By-Laws, including those provisions relating to the current 75% voting requirement, would require: (i) the affirmative vote of a majority of the whole Board of Directors, (ii) the affirmative vote of all directors present at any meeting at which a quorum, less than a majority, is present, or (iii) the approval of the holders of record of a majority of the shares present or represented and entitled to vote at a meeting of shareholders, except that changes to the provisions in the By-Laws related to compensation and removal of officers would require the approval of a majority of the outstanding shares entitled to vote for the election of directors.

The Board of Directors has given careful consideration to proposals to reduce the supermajority vote provisions in our Restated Certificate of Incorporation and By-Laws to a simple majority vote (which may be a majority of the outstanding shares or a majority of the shares present in person or represented by proxy as set forth above). At the 2004 annual meeting, management submitted a proposal to shareholders to remove the supermajority vote requirements in the Company’s organizational documents relating to transactional matters. This proposal was approved by shareholders and has been implemented. While the Board considered the purpose of each of the remaining supermajority provisions and believes that they help protect against self-interested actions by one or a few large shareholders and encourage a person making an unsolicited bid for the Company to negotiate with the Board, it recognizes the growing sentiment among the Company’s shareholders that eliminating these provisions would increase the Board’s accountability to shareholders. The Governance, Organization and Nominating Committee and the full Board have considered carefully the advantages and disadvantages of the remaining supermajority requirements in our governance documents. After this review and upon the recommendation of the Governance, Organization and Nominating Committee, the Board has determined that it is appropriate and in the best interests of the Company and its shareholders to eliminate these provisions. In light of the Company’s decision to submit this proposal to shareholders for approval, Edward Olson has agreed to withdraw the shareholder proposal he submitted on this topic.

The proposed amendments to the Company’s Restated Certificate of Incorporation and By-Laws are set forth in Appendix C to this proxy statement, with deletions indicated by strike-outs. If shareholders approve this proposal, it will be effected by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after this Annual Meeting. The amendments to the By-Laws, if approved by the shareholders, will be effective promptly after approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

ITEM 5.  ADVISORY VOTE ON APPOINTMENT OF

DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

Deloitte & Touche LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for fiscal year 2005. The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors to conduct an audit of the Company’s accounts for fiscal year 2006.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS

We expect the following proposals (Items 6 through 10 on the proxy card) to be presented by the respective shareholder proponent (or the shareholder’s designated proxy or representative) at the Annual Meeting. In light of the Board of Directors’ decision to declassify the Board, John Chevedden, as proxy for Thomas Finnegan, agreed to withdraw a shareholder proposal requesting the annual election of directors. In addition, because management has included a proposal recommending shareholders approve amendments to eliminate supermajority vote provisions, Edward Olson agreed to voluntarily withdraw his proposal requesting the same. The name of the shareholder proponent (and, where applicable, the shareholder’s designated proxy or representative), the address of the shareholder proponent (and, where applicable, the shareholder’s designated proxy or representative) and the number of shares held by each shareholder proponent are indicated. Some of the shareholder proposals set forth below contain assertions about the Company and other matters that we believe are incorrect. We have not attempted to refute all these inaccuracies. The Board of Directors has recommended a vote against these proposals for the broader policy reasons set forth following each proposal. For the reasons stated, the Board of Directors does not support these proposals.

ITEM 6.  SHAREHOLDER PROPOSAL ON HUMAN RIGHTS POLICIES

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, owner of 200 shares of common stock, along with a co-sponsor, the Congregation of Sisters of St. Agnes, owner of 47 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Develop & Adopt Human Rights Policies

WHEREAS, upon James McNerney, Jr. becoming President and CEO of Boeing, BusinessWeek addressed “image” and “growth” challenges facing him and the Company (07.18.05). Since then some “growth” concerns are being abated. However, what BW called “Boeing’s dark side” still clouds our future. Strikes have continued, indicating that “the long history of bad blood between Boeing and its unions is far from over.” BusinessWeek also questioned “the math” of management’s rationale for not settling with its workers (BW.09.28.05). Meanwhile the Company can compete for government-rocket contracts only under “the most stringent government oversight of corporate-ethics programs ever imposed on a defense contractor” (The Wall Street Journal, 03.07.05);

At last year’s AGM, after BusinessWeek declared that Boeing’s “culture breeds turmoil” (BW.03.21.05), the proponents of various shareholder resolutions opined that the company was “ethically challenged” (Chicago Sun Times, 05.03.05). One of the resolutions voted on there (which received double-digit support) is the subject of this resolution;

That Boeing continues to be “ethically challenged” and its “culture” has not adequately changed can be ascertained from the fact that, when the main proponent of this resolution wrote Mr. McNerney, as well as the Corporate Secretary (09.23.05), asking for dialogue about finding new ways to address concerns raised previously and in this resolution dealing with the Company’s position on human rights in repressive regimes where it operates (notably China), there was no response from either;

We believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious reputational risks and diminished share value if they are perceived to be responsible for, or complicit in, human rights violations;

Among the various nations where our company operates, the Peoples Republic of China has consistently been noted as violating human rights. Yet, Boeing has been called “China’s most valuable lobbyist.” It has lobbied the U.S. government to grant China Most Favored Nation status. Increasingly it transfers jobs there;

While many companies have adopted comprehensive human rights policies based upon the Universal Declaration of Human Rights, including Ford for its operations in China, Boeing has no comprehensive human rights policy enabling it to effectively manage and avoid allegations of aiding and abetting such abuses;

We believe significant commercial advantages may accrue to Boeing by adopting a comprehensive human rights policy including enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, divestment campaigns, and law suits;

RESOLVED: shareholders request the Board to develop and adopt a comprehensive human rights policy to include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights. We suggest the Board adopt such a policy at the earliest possible time and that it issue a report on the progress made in this regard, especially in places like China which have consistently been listed as in violation of basic human rights, no later than November 5, 2006.

Board of Directors’ Response

The Company already has in place policies that promote improvement of working conditions, protection of the environment and achievement of diversity. The Company’s policies and related procedures are also designed to ensure that its operations worldwide are conducted using the highest standards of integrity and ethical business conduct applied uniformly and consistently.

The Company’s Office of Internal Governance, which reports directly to the Company’s Chief Executive Officer, is responsible for the Company’s internal audit, ethics, import, export, international service contractors, and compliance assessment programs. The Ethics and Business Conduct Committee, whose members include the Chief Executive Officer and presidents of the operating groups, is responsible for ensuring that appropriate policies and procedures exist to implement the Company’s ethics and compliance programs. Each business unit of the Company has an Ethics Executive and Ethics Advisors assigned to provide guidance and answer questions regarding proper behavior in the workplace, business ethics issues, and the Company Values. The Company requires that all employees sign (and employees must annually recommit to) the Company’s code of conduct. In addition, the Company’s definition of Good Corporate Citizenship, codified in Vision 2016—the Company’s mission statement—encompasses an array of socially responsible behavior, from protecting the environment and promoting the health and well-being of the Company’s people and their families to working with the Company’s communities by volunteering and financially supporting education and other worthy causes.

In accordance with its definition of Good Corporate Citizenship, the Company invests in the communities where its employees work and live, both in the United States and abroad. The Company’s Learning Together program provides every employee with company-funded opportunities to realize their full potential through continuing education. In China, the Company’s philanthropic activities include support of the China Charity Federation (a nationwide non-governmental charity organization delivering assistance and services to the poor and disaster victims), the Golden Key Research Center of Education for Visually Impaired (providing education for blind children in China to enable them to support themselves as adults), the Junior Achievement International China, Inc. (providing market-driven economics education for the youth of China) and the Philip Hayden Foundation (helping China’s orphaned and special needs children). These initiatives help build a framework for local development that is fundamental to the furtherance of human rights.

The Company’s policies in other important functional areas also demonstrate its commitment to human rights and responsible corporate citizenship. For example, the policy on Safety, Health and Environmental Affairs states the Company’s commitment to provide employees with a safe and healthful workplace, protect the environment wherever the Company conducts business and strive for excellence in safety, health and environmental stewardship. The policy on People states the Company’s commitment to promote a work environment that fosters communication, productivity, creativity, teamwork and employee satisfaction, and to provide fair and equitable compensation and benefits.

Likewise, the Company’s Supplier Management policy establishes the Company’s commitment to ensure the highest standard of ethical and business conduct as it relates to the procurement of goods and services. Our suppliers everywhere, including in China, as well as our consultants and contract labor receive ethics and business conduct training materials so that they are aware of the Company’s standards of business conduct. Contract terms for third-party providers state the expectation that they will have or develop and will adhere to a code of ethical standards.

The Company is committed to conducting its business in a lawful manner worldwide, including in China. China’s recent admission to the World Trade Organization and Congress’s 2000 legislation granting it permanent normal trade relations status shape the manner in which the Company conducts its business in that country. The 2000 legislation also created the Congressional Executive Commission and charged it with monitoring the status of human rights in China. The Company recognizes the importance of the issues raised in this proposal and believes its policies address the Proponent’s concerns. However, it also believes that the Congressional Executive Commission is the appropriate body to monitor and report on human rights developments in China.

For the reasons set forth above, the Board of Directors believes that adoption of the policy called for by this proposal is unnecessary because the Company’s principles, policies and practices already address the objectives sought by the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 6.

ITEM 7.  SHAREHOLDER PROPOSAL ON MILITARY CONTRACTS

The School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, MO 63125-2897, owner of 200 shares of common stock, along with eight co-sponsors owning an aggregate of approximately 24,300 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Ethical Criteria for Military Contracts

Resolved: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Supporting Statement

Our company, like other global corporations, faces increasingly complex ethical questions and challenges as the international, social, cultural, economic and political context within which it operates changes.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences for the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision-making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, nations and a sustainable environmental future.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems should evaluate the decisions made when bidding on such work. That bidding/contract process should follow a defined format and include clear, concise criteria and policies.

These recommended practices are consistent with those of the United State Armed Forces, which, for example, regularly utilize military lawyers and others to evaluate the prospective use of particular strategies and weapons on the battlefield according to the ethical standards reflected in the Geneva Conventions and other norms of international law.

We recommend that the criteria/standards include:

—	ethical business practices such that human rights and fair labor standards are upheld;

—	consideration of the impact of the contract on a sustainable environment, which in appropriate cases might include long-term environmental impact studies, questions of waste management or toxic releases and transfers;

—	strategies for stability of employment, including descriptions of alternate production plans and funding sources;

—	directives for business practices which respect the culture of communities in which factories are located;

—	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

—	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

—	disclosure of the existence and nature of arrangements with any local security forces; and

—	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

We believe that careful, values-based consideration of the contracts on which management bids, whether for research and development, production or foreign sales, is crucial for continued public acceptance of the company as an ethical entity entitled to derive profit from armament manufacturing.

Board of Directors’ Response

The U.S. government relies on the technological and manufacturing capability of the private sector to develop the expertise and produce the equipment it has determined will be needed to achieve a sound defense posture as the nation faces new and varied threats. The Company, with its technological capabilities and expertise, participates in the nation’s defense activities in the belief that it is appropriate to support government decisions made in the interest of peace and national security. The Company’s periodic reports on Forms 10-K and 10-Q provide extensive information concerning the Company’s military products and services.

The Company is committed to the highest standards of corporate integrity and ethical business conduct. This commitment is implemented through its ethics and business conduct policy and other ethics and compliance policies and procedures that apply to all of its operations, including the bidding and performance of its military contracts and compliance with environmental, health and safety laws. A copy of the Company’s ethics and business conduct policy is available on the Company’s website.

The Company sells military products only in strict compliance with the requirements of the U.S. government. The Board of Directors believes that the development of criteria for the bidding, acceptance and implementation of military contracts is properly within the purview of government policymakers and regulators. The Company’s policies require compliance with all U.S. laws and regulations that control the export and sale of military products overseas. Many of the Company’s overseas sales of military products are made under contracts with the U.S. government, which then sells the products directly to a foreign government that is a U.S. ally or friendly nation. Most of these transfers are a matter of public record through U.S. government-provided information or the news media.

The Board of Directors does not believe that the review and report requested by this proposal are warranted or that the report would be informative to shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 7.

ITEM 8.  SHAREHOLDER PROPOSAL ON DISCLOSURE OF CHARITABLE CONTRIBUTIONS

National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA, 22049, owner of approximately 58 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Charitable Contributions Report

Whereas:

Boeing’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be made so as to advance shareholder interests. Company charitable contributions should have a stated business rationale.

Whereas:

Company executives exercise wide discretion over the use of corporate assets for charitable purposes.

Absent a system of accountability for charitable contributions, Company executives may use Company’s assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders, potentially harming long-term shareholder value. [See National Legal and Policy Center, http://www.nlpc.org/cip.asp and Free Enterprise Action Fund, http://www.FreeEnterpriseActionFund.com.]

Principles of transparency and accountability should apply to Company charitable contributions. Such disclosure is consistent with public policy in regard to disclosure by publicly-owned companies.

Whereas:

The Boeing Company made more than $72 million in charitable contributions in 2004, according to the Company’s website.

Whereas:

Shareholders are entitled to know how their company is spending its funds for charitable purposes.

Resolved: Shareholders request the Company provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Business rationale for each of the charitable contributions;

4.	Personnel who participated in making the decisions to contribute; and

5.	To the extent reasonably possible, the actual or estimated benefits to the Company and beneficiaries produced by contributions.

This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets.

There is currently no single source providing shareholders the information sought by this resolution.

Details of contributions only sometimes become known when publicized by recipients. Two Company contributions to the Rainbow/PUSH coalition, in 2004 and 2005, were disclosed in Rainbow/PUSH conference programs.

Board of Directors’ Response

The Board of Directors believes that sufficient information about the Company’s charitable contributions already is publicly available, and that the proposal would require Boeing to incur undue expense without providing any meaningful additional information to our shareholders. Detailed information about the Company’s charitable contribution programs, including the amount of contributions, the types of organizations or services eligible for grants and grant application procedures, is available on the “About Us—Community and Education Relations—Charitable Contributions” page of the Company’s public website at www.boeing.com.

In addition, the Company is in the process of enhancing this disclosure by the preparation of an extensive report on its 2005 corporate citizenship activities in the United States and internationally that it expects to begin posting on the Company’s website in mid-2006. This report will describe the monetary and in-kind contribution totals made by state, country and international region and a breakdown of those totals by each of the areas in which Boeing focuses its charitable giving.

The Company believes communities, businesses and individuals are interdependent, and that the vitality of each is essential to the vitality of the others. For this reason, the Company maintains a charitable contributions program of cash and in-kind support that is motivated solely by the desire to improve the quality of life in the communities where our people live and work and where we have significant business relationships. The Company identifies and partners with organizations that will transform these communities for the better. In general, we make charitable contribution decisions with the goal of providing the maximum benefit for employees’ communities, meeting real needs in the short run while providing broader positive effects beyond the period of the Company’s involvement. The Company’s charitable contributions programs are overseen by the Company’s Global Citizenship Committee which is composed of senior officers of the Company other than the CEO.

Boeing focuses its charitable giving domestically in five main areas: education, health and human services, culture and the arts, and civic and environmental issues. Internationally the focus is on primary and secondary education, health and human services and disaster relief. While most contributions are made in the communities where Boeing people work and live, on some occasions Boeing makes contributions to organizations that operate across a nation or around the globe. In 2004, Boeing corporate charitable contributions totaled $72.1 million, including $28.2 million in in-kind contributions. Education receives the largest portion of our charitable contributions, with approximately 40% to 45% targeted to support elementary, secondary and higher education. The Company also contributes in-kind gifts and administrative support to the Employees Community Fund across the country.

The Board of Directors does not feel that the further disclosure sought by this proposal would provide any additional meaningful information or in any way further the interests of its shareholders. The proposal would require unnecessary additional record-keeping and reporting, which would not be an appropriate use of the Company’s resources.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE AGAINST PROPOSAL 8.

ITEM 9.  SHAREHOLDER PROPOSAL ON MAJORITY VOTING FOR DIRECTOR ELECTIONS

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, as proxy for Mr. David R. Watt, 23401 N.E. Union Hill Road, Redmond, WA 98053, owner of 2,776 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Directors to be Elected by Majority Vote

Resolved: Directors to be Elected by Majority Vote. Shareholders request that our Board initiate an appropriate process to amend our Company’s governance documents (charter or bylaws if practicable) to provide that director nominees be elected or re-elected by the affirmative vote of the majority of votes cast at an annual shareholder meeting.

This proposal requests that a majority vote standard replace our Company’s current plurality vote. The new standard should provide that director nominees must receive a majority of the votes cast in order to be elected or re-elected to our Board. To the fullest extent possible this proposal asks that our directors not make any provision to override our shareholder vote and keep a director in office who fails this criteria.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested governance change. For instance, our Board should address the status of incumbent directors who fail to receive a majority vote when standing for election under a majority vote standard and whether a plurality director election standard is appropriate in contested elections.

A Single Yes-Vote from 800 Million Shares Now Elects a Director

I believe our directors can be complacent under our present system because our typically unopposed directors often need but one vote per director from our 800-plus million voting shares.

I believe that if our directors must obtain a majority vote they will exercise some restraint in awarding “Golden Hellos” to a new CEO. The Corporate Library (TCL), an independent investment research firm in Portland, Maine said its July 13, 2005 objections to our newly-appointed CEO McNerney’s employment agreement were based on similar objections to John Mack’s contract to join Morgan Stanley as CEO – it bears no relation to performance.

TCL said McNerney’s make-whole equity grants and his guaranteed bonus are unrelated to any actual performance. The award of such sign-on awards was examined in Golden Hellos (http://www.boardanalyst.com/companies/advancedreports/publicationsfiles/GoldenHellos_091602.pdf).

TCL said McNerney’s forfeited grants from 3M, his former employer, were conditioned on tenure and performance. Since neither of these requirements were met, the awards were rightly forfeited and it is not the business of the Boeing board to make him whole for them. The 2005 bonus guaranteed at target level in 2005 is equally indefensible. It is not as if Boeing is in a turnaround situation where a profit bonus, for example, might be unlikely. McNerney is just replacing a CEO who fell foul of his own ethics policy.

Fifty-four (54) shareholder proposals in 2005

Fifty-four (54) shareholder proposals on this topic won a significant 44% average yes-vote in 2005 through late-September – especially good for a new “first run” topic. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic. Additionally the Council is sending letters asking the 1,500 largest U.S. companies to comply with the Council’s policy and adopt this topic.

Directors to be Elected by Majority Vote

Yes on 9

Board of Directors’ Response

The Board of Directors believes that implementation of the proposal would be inappropriate at this time in light of the fact that a majority voting standard is currently being evaluated by governmental authorities, scholars, corporations, various working groups and investors to determine whether adoption of such a standard for U.S. public companies is positive and possible, and therefore recommends that you vote against this proposal. It is anticipated that this work will result in the development and refinement of best practices related to voting for the election of directors and may result in alternative proposals for modifying the current system of plurality voting and related statutory changes that address the problems and unanticipated consequences associated with the proposal. The Board will monitor and evaluate the progress of this work and will consider whether changes to the current system are appropriate and in the best interests of the shareholders and the Company.

The Board of Directors believes that a plurality vote standard, the Company’s current standard, is the best standard for electing directors. The plurality voting system is the accepted standard under Delaware (and other states) corporate law and is used by the overwhelming majority of publicly traded companies. The rules governing plurality voting are well understood, and a plurality voting system does not prevent stockholders from challenging and defeating board nominees.

The Company has a history of electing strong and independent boards through the plurality voting system. Currently all directors other than the CEO are independent by the New York Stock Exchange’s standards. The Company has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and its shareholders. Director nominees are evaluated and recommended for election by the Governance, Organization and Nominating Committee, which is comprised solely of independent, nonemployee directors and which considers candidates for director who are recommended by shareholders.

The proposal for majority voting is potentially less responsive to shareholder wishes than plurality voting because it does not address what would occur in the event a candidate does not receive a majority vote. Under Delaware law and the Company’s By-laws, in the event that an incumbent director in an uncontested election failed to receive a majority vote for re-election, that director, although not elected by the shareholders, would nonetheless remain on the Board of Directors as a “holdover” until a successor was elected by majority vote at a subsequent shareholder meeting or until resignation. In the event that a non-incumbent director in an uncontested election failed to receive a majority vote for election, the result would be a vacancy on the Board that would be filled by the directors, not shareholders. These concerns are exacerbated in the case of a contested election where there are two or more candidates for a single director position and there is an increased likelihood that no candidate will receive a majority or greater vote.

The Board of Directors will continue to monitor and evaluate voting standard developments and will carefully consider whether changes to the Company’s current voting system are appropriate and in the best interests of the shareholders and the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 9.

ITEM 10.  SHAREHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, owner of no less than 100 shares of common stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Independent Board Chairman

RESOLVED: Stockholders request that our Board change our governing documents (Charter or Bylaws if practicable) to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it exist or occur once this proposal is adopted.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our new CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our new CEO.

The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported:

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“D” in CEO Compensation.

“D” in Shareholder Responsiveness.

Overall Governance Risk Assessment – High

•	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•	Plus our directors could be elected with one-vote from our 800-plus million voting shares.

•	The Chair of our Governance Committee, Ms. Ridgway had at least 10-years tenure each on four boards rated overall “D” or “F” by The Corporate Library.

•	Our new CEO came from 3M with a board rated “F” overall by TCL.

•	Our new director, Mr. Nanula works for Amgen Inc. with a board rated “D” overall by TCL.

•	We had to marshal an awesome 75% shareholder vote to make certain key governance improvements – Entrenchment concern.

•	There are too many active CEOs on our board with 3 – Independence and over-commitment concern.

•	Two of our directors held 5 board seats each – Over-commitment concern.

•	Cumulative voting was not allowed.

Our management failed 2-times to exclude this topic (submitted by John Chevedden of Redondo Beach, Calif.) from even a shareholder vote. This in correspondence to the Securities and Exchange Commission. Further details are in The Boeing Company (Jan. 27, 2005) and The Boeing Company (March 10, 2005 Reconsideration) available through SECnet at http://www.wsb.com/.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. If a CEO wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 10

Board of Directors’ Response

The Board of Directors believes that it is in the best interests of the Company and our shareholders for the Board to have the flexibility to determine who should serve as Chairman at any particular point in time in light of the Company’s then-current and anticipated future circumstances, whether such director is an independent director or the Chief Executive Officer. At the present time, the Board believes that the Company and our shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board. While the Board may separate these positions in the future should circumstances change, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Company’s Corporate Governance Principles provide that if the Chief Executive Officer currently holds the position of Chairman, an independent Lead Director will be elected annually by a majority of the independent directors upon a recommendation from the Governance, Organization and Nominating Committee. Pursuant to these guidelines, Mr. Duberstein, an independent director, has served as Lead Director of the Board of Directors since his election to this position on December 12, 2005. Prior to Mr. Duberstein’s election, Mr. Lewis Platt served as Non-Executive Chairman of the Board from January until September 2005.

The Board of Directors has been, and continues to be, a strong proponent of Board independence. Currently, all of our directors other than the Chairman and Chief Executive Officer, including each member of the Board’s Audit, Compensation, Finance and Governance, Organization and Nominating Committees, are independent directors under the New York Stock Exchange’s independence standards. The Board believes that the Company’s Corporate Governance Principles, which are set forth on page 15 of this proxy statement and which are available on the Company’s website, ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to long-range business plans, long-range strategic issues and risks, and integrity. Under these governance principles the Lead Director presides over executive sessions of the Board that are held at each regular Board meeting and facilitates communication between independent directors and management. The Lead Director also provides input with respect to the agendas for Board and committee meetings that are prepared by the Chief Executive Officer and the committee chairpersons. Furthermore, each director is free to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. Finally, the governance principles provide that all Board committees, including those whose members are exclusively independent directors, may seek legal, financial or other expert advice from a source independent of management.

The Board of Directors believes the Company’s certificate of incorporation, By-laws and Corporate Governance Principles provide the appropriate flexibility for the selection of a Chairman of the Board and that this proposal imposes an unnecessary restriction that is not in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 10.

GENERAL INFORMATION

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Central time, at the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The Notice of Annual Meeting and Proxy Statement and 2005 Annual Report are available on our Internet site at www.boeing.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive these communications electronically via the World Wide Web. For additional information and to sign up, you can access www.econsent.com/ba.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at www.InvestorDelivery.com.

Householding Information

As permitted by the SEC’s proxy statement rules, the Company will deliver only one annual report or proxy statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the annual report or proxy statement. Registered shareholders wishing to receive a separate annual report or proxy statement in the future or registered shareholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s Transfer Agent:

Computershare Trust Company, N.A.

P.O. Box 43016

Providence, Rhode Island 02940-3016

888-777-0923 (toll-free for domestic U.S. callers)

781-575-3400 (non-U.S. callers may call collect)

ANNUAL REPORT ON FORM 10-K

The Company’s 2005 Annual Report was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by:

(1)	Writing to Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207;

(2)	Calling (425) 965-4408;

(3)	Accessing the Company’s website at www.boeing.com; or

(4)	Accessing the SEC’s website at www.sec.gov.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007

The Company’s next annual meeting will be held on Monday, April 30, 2007. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in the Company’s 2007 Proxy Statement must be submitted in writing to the Company to the Office of the Corporate Secretary, Boeing Corporate Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, and must be received by midnight Central time on Friday, November 24, 2006.

Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement, including shareholder nominations for or suggestions of candidates for election as directors, that is received by the Company earlier than Sunday, December 31, 2006, or later than Tuesday, January 30, 2007, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(l). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Shareholder nominations for or suggestions of candidates for election as directors must contain the following information:

•	a statement that the writer is a shareholder entitled to vote on the election of directors at the next annual meeting and is proposing a candidate for consideration by the Governance, Organization and Nominating Committee;

•	the name and contact information of the candidate;

•	a statement of the candidate’s business and educational experience and other relevant biographical data;

•	a statement detailing any relationship between the candidate and the Company, including, among others, any customer, supplier, competitor, employee or shareholder of the Company;

•	a statement detailing any relationship or understanding between the proposing shareholder and the candidate; and

•	a signed statement from the candidate consenting (i) to be named in the proxy statement and proxy if selected and (ii) to serve on the Board if elected.

CONTACTING THE BOARD OF DIRECTORS

The Board of Directors has established a process whereby shareholders can send communications to the Lead Director or to the non-management directors as a group. This process is described in detail on the Company’s website at www.boeing.com/corp_gov/email_the_board.html.

APPENDIX A

The Boeing Company Elected Officer Annual Incentive Plan

The Board of Directors of The Boeing Company (the “Company”) has adopted this Elected Officer Annual Incentive Plan (the “Plan”), subject to shareholder approval as described in Section 10.

1. PURPOSE

The purpose of the Plan is two-fold: first, to enhance the ability of the Company and its affiliates to attract, motivate and retain executives and thereby promote the sustained progress, growth and profitability of the Company; and second, to obtain for federal income tax purposes the deductibility of bonus awards made under the Plan. Accordingly, the bonus awards are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

2. DEFINITIONS

“Adjusted Operating Cash Flow” means the net cash provided by operating activities of the Company as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K, adjusted to eliminate the effect on operating cash flows of net customer financing cash flows, as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K.

“Award” means the amount granted to a Participant by the Committee for a Performance Period.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall be comprised of at least three members of the Board who are “outside directors” within the meaning of Section 162(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Officer” means any elected “officer” of the Company as the term “officer” is defined for purposes of Section 16(a) of the Exchange Act.

“Participant” means, for each Performance Period, each Officer who is a “covered employee” (as defined in Section 162(m)) for that Performance Period, unless otherwise determined by the Committee in its sole discretion.

“Performance Period” means the period with respect to which the Awards are to be measured. Each Performance Period shall consist of one fiscal year of the Company or any shorter period designated by the Committee with respect to which an Award may be granted.

“Plan” means The Boeing Company Elected Officer Annual Incentive Plan, as amended from time to time.

“Related Company” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof.

“Section 162(m)” means Code Section 162(m), including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Section 409A” means Code Section 409A, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Stock Plans” means The Boeing Company 2003 Incentive Stock Plan and any successor stock plans adopted or assumed by the Company.

3. ADMINISTRATION

The Plan shall be administered by the Committee. Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select Participants; (b) determine the maximum Awards and the amounts of any Awards; (c) determine the terms and conditions of any Awards granted under the Plan; (d) approve the forms of agreements, if any, for use under the Plan; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (f) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (i) delegate ministerial duties to such of the Company’s officers as it so determines; and (j) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Officer, former Officer and their respective successors and assigns.

4. PERFORMANCE GOAL; MAXIMUM AWARDS

The performance goal for a Performance Period shall require positive Adjusted Operating Cash Flow. The maximum Award for an individual Participant for a Performance Period shall not exceed (a) 0.40% of the Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for a Participant who is the Company’s Chief Executive Officer and (b) 0.15% of the Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for any other Participant. The Committee may decrease, but shall not increase, such maximum Award pursuant to Section 5.

5. COMMITTEE CERTIFICATION

After completion of each Performance Period, the Committee shall determine, in accordance with the terms of Section 4 and Company and individual performance and competitive pay levels, the amounts to be awarded to each Participant under the Plan for the Performance Period. The Committee’s determinations shall be final and binding on the Company and all Participants, and their respective successors and beneficiaries. These determinations must be certified in writing before Awards for such period are paid, which requirement may be satisfied by approved minutes of the Committee meeting or such other document prepared by the secretary of the meeting. The Committee shall have the discretion to pay less, but shall not have discretion to pay more, than the maximum Award specified under Section 4.

6. PAYMENT OF AWARDS

(a) Form and Timing. As soon as administratively feasible after the certification pursuant to Section 5, each Participant will receive payment (i) in cash, (ii) in an award of stock, restricted stock rights, stock options, other stock-based or stock-denominated units granted under the Stock Plans, or (iii) in any combination thereof as determined by the Committee in its sole discretion. In no event shall the payments or awards made under this Section 6(a) that are intended to be exempt from the requirements of Section 409A be made later than 2-1/2 months after the end of the Performance Period for which the Awards are made unless (i) deferred pursuant to Section 6(b) or (ii) otherwise permitted under the exemption provisions of Section 409A.

(b) Deferral Opportunity. Notwithstanding the provisions of Section 6(a), the Committee may permit or require a Participant to defer receipt of the payment of an Award to the extent provided under any deferred compensation plan of the Company. Notwithstanding the foregoing, any deferral made in accordance with this Section 6(b) shall satisfy the requirements of Section 409A.

7. AMENDMENTS

The Board may amend the Plan at any time in accordance with applicable law; provided, however, that to the extent it would cause the Plan to fail to constitute “qualified performance-based compensation” under Section 162(m) with respect to any Participant, the Committee shall not have the power to change the material terms of the performance goals unless (a) the modified performance goals are established by the Committee no later than the deadline established under Section 162(m) and (b) no Awards are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s shareholders to the extent required by Section 162(m). No amendment that adversely affects a Participant’s right to or interest in an Award granted by the Committee prior to the date of the amendment shall be effective unless the Participant agrees to the amendment in writing.

8. TERMINATION

The Board may terminate this Plan at any time and for any reason in accordance with applicable law. In no event shall the termination of the Plan adversely affect the rights of any Participant to deferred amounts previously awarded such Participant, plus any earnings thereon. Participants shall be provided with written notice of the Plan’s termination as soon as practicable following such termination.

9. GENERAL PROVISIONS

(a) No Individual Rights. No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

(b) No Rights as a Shareholder. Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment or services agreement, no Award shall entitle the Participant to any dividend, voting or other right of a shareholder.

(c) Tax Withholding. The Company shall have the right to withhold from the payment of any Award under the Plan any federal, state or local taxes in accordance with applicable law.

(d) Other Plans. Nothing contained in the Plan shall prevent the Company or any Related Company from making awards or payments to a Participant under any other incentive plan or arrangement, whether generally or specifically applicable to such Participant, including any award or payment that does not qualify as performance-based compensation under Section 162(m).

(e) Indemnification. Each person who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

(f) Compliance With Section 409A. Notwithstanding the provisions of Section 6(b) to the contrary, it is the Company’s intention that any and all compensation payable under the Plan shall satisfy the requirements for exemption under Section 409A.

(g) No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of common stock of the Company, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

(h) Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

(i) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(j) Choice of Law. The Plan, all Awards granted under the Plan and all determinations made and actions taken pursuant to the Plan, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of law.

10. EFFECTIVE DATE

The Plan shall be effective as of May 1, 2006, subject to approval by the shareholders of the Company in accordance with Section 162(m).

APPENDIX B

The Boeing Company 2003 Incentive Stock Plan

(As Amended and Restated Effective February 27, 2006)

Section 1. Purpose of the Plan

The purpose of The Boeing Company 2003 Incentive Stock Plan (the “Plan”), as amended and restated subject to shareholder approval, is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of The Boeing Company (the “Company”) by providing them the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders.

Section 2. Definitions

As used in the Plan,

“Adjusted Operating Cash Flow” means the net cash provided by operating activities of the Company as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K, adjusted to eliminate the effect on operating cash flows of net customer financing cash flows, as reported in the Company’s consolidated statement of cash flows included in its Annual Report on Form 10-K.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Share, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $5.00 per share, of the Company.

“Company” means The Boeing Company, a Delaware corporation.

“Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code or any successor provision.

“Disability” means “Disability” as defined by the Committee or the Company’s vice president of compensation and benefits for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company. Notwithstanding the foregoing, “Disability” for purposes of Awards subject to Section 409A has the meaning set forth in Section 409A.

“Effective Date” has the meaning set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the average of the high and low per share trading prices (or the average of the opening and closing prices, or the closing price, if so determined by the Committee) for the Common Stock on the New York Stock Exchange during regular session trading as reported to the Company by The Wall Street Journal or such other source the Committee deems reliable for a single trading day. The Committee may vary its determination of the Fair Market Value as provided in this Section 2 depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement or payout of an Award and, for Awards subject to 409A, as provided in Section 409A.

“Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

“Layoff” means “Layoff” as defined by the Committee or the Company’s vice president of compensation and benefits for purposes of the Plan or an Award or in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Nonrecurring Items” means nonrecurring items deemed not reflective of the Company’s core operating performance, including, but not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles or “extraordinary items” determined under generally accepted accounting principles.

“Option” means a right to purchase Common Stock granted under Section 7.

“Participant” means any eligible person as set forth in Section 5 to whom an Award is granted.

“Performance Criteria” has the meaning set forth in Section 11.2.

“Performance Period” means any period as determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Performance Share” has the meaning set forth in Section 10.1.

“Performance Unit” has the meaning set forth in Section 10.2.

“Plan” means The Boeing Company 2003 Incentive Stock Plan.

“Related Company” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, the term “Related Company” shall have the meaning ascribed to the term “subsidiary” in Section 424(f), and for purposes of determining whether any individual may be a Participant for purposes of any grant of Options or Stock Appreciation Rights, the term “Related Company” shall mean any “Service Recipient” as that term is defined for purposes of Section 409A.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Retirement” means termination of employment voluntarily at a time when a Participant is entitled to begin immediate receipt of early or normal retirement benefits under one or more of the Company’s defined benefit pension plans, or under comparable terms of a Related Company’s pension plan, as then in effect, unless provided otherwise in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Company.

“Section 162(m)” means Code Section 162(m), including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Section 409A” means Code Section 409A, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 8.1.

“Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or with which the Company combines.

“Termination of Service,” unless otherwise defined by the Committee or the Company’s vice president of compensation and benefits or in the instrument evidencing the Award or in a written employment or services agreement, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability, Retirement or Layoff. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s vice president of compensation and benefits or by the Committee with respect to officers subject to the reporting requirements of Section 16(a) of the Securities Act, and such determination shall be final. Transfer of a Participant’s employment or service relationship between wholly owned subsidiaries of the Company, or between the Company and any wholly owned subsidiaries of the Company, shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

Section 3. Administration

3.1 Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board; provided, however, that with respect to nonemployee directors, the Plan shall be administered by the Governance, Organization and Nominating Committee of the Board unless otherwise determined by the Board. Each such committee shall be comprised of at least three directors, each of whom shall qualify as an “outside director” as defined by Section 162(m), an “independent director” as defined under the New York Stock Exchange listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. However, the fact that a Committee member shall fail to qualify under the foregoing requirements shall not invalidate any Award made by the Committee which is otherwise validly made under the Plan.

3.2 Delegation by Committee

Notwithstanding the foregoing, the Board or the Committee may delegate responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Compensation Committee deems appropriate, except with respect to benefits to nonemployee directors and to officers subject to Section 16 of the Exchange Act or officers who are or may be Covered Employees. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Committee may authorize one or more officers of the Company to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board or the Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee, the Governance, Organization and Nominating Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.

3.3 Administration and Interpretation by Committee

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the eligible persons as set forth in Section 5 to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Award to be granted to each Participant under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (h) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (i) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (j) delegate ministerial duties to such of the Company’s officers as it so determines; and (k) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any eligible person. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Section 4. Shares Subject to the Plan

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15, the maximum number of shares of Common Stock available for issuance under the Plan shall be 60 million.

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are reacquired by the Company, the shares subject to such Awards and the reacquired shares shall again be available for issuance under the Plan. In addition, the following shares of Common Stock shall not be treated as having been issued under the Plan: (i) shares tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, (ii) shares covered by an Award that is settled in cash, (iii) the number of shares subject to a SAR in excess of the number of shares that are delivered to the Participant upon exercise of the SAR, or (iv) shares issued pursuant to Substitute Awards. The number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, Stock Units or Performance Shares. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company.

(b) The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.

4.3 Limitations

(a) Subject to adjustment as provided in Section 15, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that are not (i) subject to restrictions based on the satisfaction of specified performance goals or (ii) granted in lieu of the payment of performance-based cash incentive awards shall not exceed 12 million.

(b) Subject to adjustment as provided in Section 15, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that contain no restrictions or restrictions based solely on continuous employment or services for less than three years (except where Termination of Service occurs by reason of death, Retirement, Disability or Layoff) shall not exceed 3 million.

Section 5. Eligibility

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities. The above are “eligible persons.”

Section 6. Awards

6.1 Form and Grant of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Deferrals

The Committee may permit a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents. The value of the payment so deferred may be allocated to a deferred account established for a Participant under any deferred compensation plan of the Company designated by the Committee. Notwithstanding the foregoing, any deferral made under this Section 6.3 shall satisfy the requirements for exemption under Section 409A or satisfy the requirements of Section 409A determined by the Committee prior to such deferral.

6.4 Dividends and Distributions

Participants holding Awards may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while the Awards are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right must be set forth as a separate arrangement to the extent required by Section 409A, if applicable.

Section 7. Options

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Common Stock for the Grant Date, except in the case of Substitute Awards, and except that the exercise price may be an average of the Fair Market Value during a specified time period within 30 days before and 30 days after the Grant Date, provided that the terms of the Option are irrevocably fixed before the beginning of the measurement period and that such average pricing complies with all other requirements for exemption under Section 409A. In no event shall the Committee, without the prior approval of the Company’s shareholders, cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price or reduce the exercise price of an outstanding Option.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be a term not to exceed ten years from the Grant Date as established for that Option by the Committee or, if not so established, shall be ten years from the Grant Date.

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery as directed by the Company to the Company or a brokerage firm designated or approved by the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full as directed by the Company to the Company or a brokerage firm designated or approved by the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (a) check; (b) wire transfer; (c) tendering by attestation shares of Common Stock already owned by the Participant that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option, provided that the Participant must have held for at least six months any such tendered shares that were acquired by the Participant under a Company-sponsored stock compensation program; (d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or (e) such other consideration as the Committee may permit in its sole discretion.

7.6 Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time, provided that any such waiver or modification shall satisfy the requirements for exemption under Section 409A.

7.7 Incentive Stock Options

The terms of any Incentive Stock Options shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the Option), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options.

Section 8. Stock Appreciation Rights

8.1 Grant of Stock Appreciation Rights

The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the Grant Date, except for Substitute Awards, and except that the grant price may be an average of the Fair Market Value during a specified time period within 30 days before and 30 days after the Grant Date, provided that the terms of the SAR are irrevocably fixed before the beginning of the measurement period and that such average pricing complies with all other requirements for exemption under Section 409A. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be a term not to exceed ten years from the Grant Date as established for that SAR by the Committee or, if not so established, shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock for the date of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

8.3 Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences a freestanding SAR whether the SAR shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time, provided that any such waiver or modification shall satisfy the requirements for exemption under Section 409A.

Section 9. Restricted Stock and Stock Units

9.1 Grant of Restricted Stock and Stock Units

The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any of the Performance Criteria set forth in Section 11.2), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

9.2 Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

9.3 Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any Restricted Stock or Stock Unit intended to be exempt under Section 162(m) for the year in which the Restricted Stock or Stock Unit is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

Section 10. Performance Shares and Performance Units

10.1 Grant of Performance Shares

The Committee may grant Awards of performance shares (“Performance Shares”) and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. The Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares. It is generally expected that the Committee will exercise its discretion to make cash settlements of Awards of Performance Shares only with respect to Awards granted to Participants in countries other than the United States.

10.2 Grant of Performance Units

The Committee may grant Awards of performance units (“Performance Units”) and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee, provided that the performance period for any Performance Unit Award shall be at least one year. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion. The Committee, in its sole discretion, may substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit.

Section 11. Section 162(m) Awards

11.1 Terms of Section 162(m) Awards Generally

In addition to any other Awards under the Plan, the Committee may, at the time of grant of an Award (other than an Option or a Stock Appreciation Right) to a Participant who is then a Covered Employee or is likely to be a Covered Employee as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, specify that all or any portion of such Award is intended to satisfy the requirements for qualified performance-based compensation under Section 162(m). With respect to each such Award, the Committee shall establish, in writing, that the vesting and/or payment pursuant to the Award shall be conditioned on the attainment for the specified Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the Performance Criteria specified in Section 11.2. Such action shall be taken no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed and, in any event, at a time when the outcome of the performance goals remain substantially uncertain.

11.2 Performance Criteria

For purposes of this Section 11, the term “Performance Criteria” shall mean any one or more of the following performance criteria: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets.

11.3 Use and Calculation of Performance Criteria

Any Performance Criteria may be used to measure the performance of the Company as a whole or with respect to one or more business units, divisions, acquired businesses, minority investments, partnerships or joint ventures. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. Performance Criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award that is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K. The Committee shall have the right to specify, at the time the performance goals are established in accordance with this Section 11, that any Performance Criteria may be adjusted to exclude the impact of any Nonrecurring Item, provided that such Nonrecurring Item may be identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K.

11.4 Committee Certification and Authority

After the completion of each Performance Period, the Committee shall certify the extent to which any Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 11. Notwithstanding any provision of the Plan other than Section 11, with respect to any Award subject to this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m).

11.5 Maximum Awards

Subject to adjustment as provided in Section 15, and in accordance with the requirements under Section 162(m), no Participant shall receive in any one calendar year grants of Awards that are intended to qualify as performance-based compensation under Section 162(m), other than Options, Stock Appreciation Rights or Performance Units, covering an aggregate of more than 1 million shares of Common Stock.

In accordance with the requirements under Section 162(m), the maximum aggregate dollar amount paid to an individual Participant in any one calendar year pursuant to a Performance Unit or other cash-based Award that is intended to qualify as performance-based compensation under Section 162(m) shall not exceed (i) 0.50% of the cumulative Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for a Participant who is the Company’s Chief Executive Officer and (ii) 0.20% of the cumulative Adjusted Operating Cash Flow for the specific Performance Period for which the Award is granted for any other Participant.

11.6 Options and SARs

Subject to adjustment as provided in Section 15, and in accordance with the requirements under Section 162(m), no Participant shall receive in any one calendar year grants of Options or Stock Appreciation Rights covering an aggregate of more than 2 million shares of Common Stock. Notwithstanding any other provision of the Plan to the contrary, any Option or Stock Appreciation Right intended to qualify as performance-based compensation under Section 162(m) shall have an exercise or grant price, as applicable, of no less than 100% of the Fair Market Value of the Common Stock for the Grant Date, except in the case of Substitute Awards

Section 12. Other Stock or Cash-Based Awards

In addition to the Awards described in Sections 7 through 10, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

Section 13. Withholding

The Company may require a Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of his or her tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations.

Section 14. Assignability

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except that to the extent permitted by the Committee, in its sole discretion, a Participant may designate one or more beneficiaries on a Company-approved form who may receive payment under an Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant.

Section 15. Adjustments

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other company or (b) new, different or additional securities of the Company or of any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum number and kind of securities that may be issued to an individual in any one calendar year as set forth in Section 4.3; (iv) the maximum number and kind of securities that may be made subject to the different types of Awards available under the Plan; and (v) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

Section 16. Amendment and Termination

16.1 Amendment, Suspension or Termination of the Plan

The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan.

Notwithstanding the foregoing, an amendment that constitutes a “material revision,” as defined by the rules of the New York Stock Exchange shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provisions in Section 7.2 prohibiting repricing of options without shareholder approval and any revision that increases the number of shares stated in Section 4.1 as available for issuance under the Plan shall be considered material revisions that require shareholder approval.

16.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) the adoption of the Plan by the Board and (b) the Effective Date.

16.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

Section 17. General

17.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.2 Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.3 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

17.4 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment or services agreement, no Option or Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.5 Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Code Section 422.

Additionally, notwithstanding anything contained in the Plan to the contrary, any and all Awards, payments, distributions, deferral elections, transactions and any other actions or arrangements made or entered into pursuant to the Plan shall remain subject at all times to compliance with the requirements of Section 409A. If the Committee determines that an Award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A, such Award, payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Committee. Notwithstanding the foregoing, with respect to any Award intended to be exempt from the requirements of Section 409A which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year in which the Award became vested unless (i) deferred pursuant to Section 6.3 or (ii) otherwise permitted under the exemption provisions of Section 409A.

17.6 Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

17.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.10 Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois without giving effect to principles of conflicts of law.

Section 18. Effective Date

The Plan is amended and restated effective February 27, 2006 (the “Effective Date”), subject to shareholder approval of the amended and restated Plan within twelve months of the Effective Date. Notwithstanding the foregoing sentence to the contrary, the provisions of the Plan concerning Section 409A are effective January 1, 2005.

Appendix C

I) Proposed Amendment To The Company’s Restated Certificate Of Incorporation

Article TENTH of the Restated Certificate of Incorporation of the Company is proposed to be amended as follows:

“TENTH: The Corporation reserves the right to amend, alter, change, add to, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; and all rights herein conferred are granted subject to this reservation.

~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, either (a) the recommendation of a majority of the Continuing Directors together with the affirmative vote of the holders of record of a majority of the Voting Stock or (b) the affirmative vote of the holders of record of at least seventy-five percent of the Voting Stock shall be required to alter, amend, repeal, or adopt any provision inconsistent with Article EIGHTH hereof, paragraphs (c), (d), and (h) of Article NINTH hereof, this Article TENTH, and Article VIII of the By-Laws.”~~

II) Proposed Amendment To The Company’s By-Laws

Article VIII of the Company’s By-Laws is proposed to be amended as follows:

“ARTICLE VIII

Amendments

SECTION 1. Amendment of the By-Laws: General.

Except as herein otherwise expressly provided, the By-Laws of the Corporation may be altered or repealed in any particular and new By-Laws, not inconsistent with any provision of the Certificate of Incorporation or any provision of law, may be adopted, either by the affirmative vote of the holders of record of a majority in number of the shares present in person or by proxy and entitled to vote at an annual meeting of stockholders or at a special meeting thereof, the notice of which special meeting shall include the form of the proposed alteration or repeal or of the proposed new By-Laws, or a summary thereof; or either

1.	(a) by the affirmative vote of a majority of the whole Board of Directors at any meeting thereof, or

2.	(b) by the affirmative vote of all the directors present at any meeting at which a quorum, less than a majority, is present;

provided, in either of the latter cases, that the notice of such meeting shall include the form of the proposed alteration or repeal or of the proposed new By-Laws, or a summary thereof.

SECTION 2. Amendments as to Compensation and Removal of Officers.

Notwithstanding anything contained in these By-Laws to the contrary, the affirmative vote of the holders of record of a majority of the Voting Stock, as defined in Article FOURTH of the Certificate of Incorporation, at a meeting of the stockholders called for the purpose, shall be required to alter, amend, repeal, or adopt any provision inconsistent with Sections 3, 4 and 5 of Article IV hereof, notice of which meeting shall include the form of the proposed amendment, or a summary thereof.

~~SECTION 3. Amendments as to Stockholders’ Meetings, Directors.~~

~~Notwithstanding anything contained in these By-Laws to the contrary, either (a) the affirmative vote of a majority of the Continuing Directors, as defined in Article EIGHTH of the Certificate of Incorporation, or (b) the affirmative vote of the holders of record of at least seventy-five percent of the Voting Stock, as defined in Article FOURTH of the Certificate of Incorporation, shall be required to alter, amend, repeal, or adopt any provision inconsistent with Sections 1, 2, and 4 of Article I and Sections 1, 10, and 11 of Article II.~~

~~SECTION 4. Amendment of this Article VIII.~~

~~Notwithstanding anything contained in these By-Laws to the contrary, either (a) the recommendation of a majority of the Continuing Directors, as defined in Article EIGHTH of the Certificate of Incorporation, together with the affirmative vote of the holders of record of a majority of the Voting Stock, as defined in Article FOURTH of the Certificate of Incorporation, or (b) the affirmative vote of the holders of record of at least seventy-five percent of the Voting Stock, as defined in Article FOURTH of the Certificate of Incorporation, shall be required to alter, amend, repeal, or adopt any provision inconsistent with this Article VIII.~~”

C-1

DIRECTIONS AND MAP

2006 Annual Meeting of Shareholders

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois

May 1, 2006 – 10:00 A.M.

General Directions

From O’Hare Airport:

Use I-90 east to the Kennedy Expressway, I-90/94 east heading toward Chicago.

Take Roosevelt Road exit and turn left at the second light onto Roosevelt Road.

Turn right at second light (Columbus Drive) after crossing Michigan Avenue.

Columbus Drive becomes Lake Shore Drive (US-41).

Turn left on 18th Street which becomes Museum Campus Drive.

Entrance to parking garage will be on your left.

From Midway Airport:

Go North on Cicero Avenue to I-55.

Take I-55 North to N. Lake Shore Drive.

The first traffic light on N. Lake Shore Drive will be McFetridge.

Turn right on McFetridge (East).

Field Museum will be on your left, and Soldier Field parking on your right.

•	The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m.

•	If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to shareholderservices@boeing.com or call (312) 544-2815 at least two weeks in advance of the meeting.

•	Self-parking is available at Soldier Field’s North Garage, which is across the street from The Field Museum. The parking fee is $15.00.

•	You are encouraged to tour The Field Museum, at no charge to you, following adjournment of the meeting. You will not be required to purchase a ticket for entry to the museum.

•	Information on public transportation to the meeting may be obtained from RTA by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

2006 Annual Meeting Admission Ticket

MR A SAMPLE DESIGNATION (IF ANY) ADD 1

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Proxies voted in this way must be received by 10:00 a.m. CT on May 1, 2006.

ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	To vote using the Telephone (within U.S. and Canada)
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the simple instructions provided by the recorded message.

To vote using the Internet
• Go to the following web site: www.computershare.com/expressvote • Enter the information requested on your computer screen and follow the simple instructions.

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL BACK THIS CARD.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐ Mark this box with an X if your address has changed and print the new address on reverse.			MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

☐ Mark this box with an X if you have comments and print them on the reverse.							C 1234567890 J N T

A Company Proposals							B Shareholder Proposals

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 – 5.							The Board of Directors recommends a vote AGAINST Proposals 6 – 10.

1. Election of Directors:	For	Withhold			For	Withhold		For	Against	Withhold

01 - John H. Biggs	☐	☐	06 - John F. McDonnell		☐	☐	6. Adopt human rights policies.	☐	☐	☐

02 - John E. Bryson	☐	☐	07 - W. James McNerney, Jr.		☐	☐	7. Prepare a report on military contracts.	☐	☐	☐

03 - Linda Z. Cook	☐	☐	08 - Richard D. Nanula		☐	☐	8. Prepare a report on charitable contributions.	☐	☐	☐

04 - William M. Daley	☐	☐	09 - Rozanne L. Ridgway		☐	☐	9. Adopt majority voting for director elections.	☐	☐	☐

05 - Kenneth M. Duberstein	☐	☐	10 - Mike S. Zafirovski		☐	☐	10. Require an independent board chairman.	☐	☐	☐

				For	Against	Withhold

2. Adopt management proposal to approve The Boeing Company Elected Officer Annual Incentive Plan.				☐	☐	☐

3. Adopt management proposal to approve amendment of The Boeing Company 2003 Incentive Stock Plan.				☐	☐	☐

4. Adopt management proposal to eliminate certain supermajority vote requirements.				☐	☐	☐

5. Advise on appointment of Deloitte & Touche LLP as Independent Auditors.				☐	☐	☐

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

	5 U P X	0 0 8 3 4 4 1

Admission Ticket

INFORMATION ABOUT THE BOEING COMPANY 2006 ANNUAL MEETING OF SHAREHOLDERS

Directions to the Field Museum, Chicago, Illinois are available by telephone at 312-922-9410 or by the Field Museum’s Internet website at www.fieldmuseum.org

PLEASE BRING ADMISSION TICKET WITH A VALID PICTURE I.D. TO PRESENT FOR ADMISSION TO THE MEETING.

THIS TICKET WILL ADMIT SHAREHOLDER AND ONE GUEST.

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TIME:	PLACE:	WHO MAY VOTE:
10:00 a.m. Central Time on Monday, May 1, 2006	The Field Museum 1400 S. Lake Shore Drive Chicago, Illinois	You may vote if you were a shareholder of record on March 3, 2006.

By Order of the Board of Directors

James C. Johnson, Corporate Secretary

Attention Internet Users! You can now access your shareholder information online. Also, if you wish to receive future meeting materials and shareholder communications electronically, you may elect to do so. You may perform each of these activities at the following secure Internet site: www.computershare.com/us/investor/boeing.

PROXY / VOTING INSTRUCTION

SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2006

The undersigned hereby appoints John H. Biggs, John E. Bryson, and Kenneth M. Duberstein (the “Proxy Committee”), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, May 1, 2006 (the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading “Proxies and Voting at the Meeting,” the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee’s judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

If no direction is given, this proxy will be voted in accordance with the recommendations of the Board of Directors on all the proposals referred to on the reverse side.

IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE,

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

Address Change	Comments

If you have indicated a change of address below, please be sure to check the appropriate box appearing below the purple bar on the reverse side.	If you have indicated any comments below, please be sure to check the appropriate box appearing below the purple bar on the reverse side.

6 U P X	C O Y